                         SCHEDULE 14A (Rule 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      Eastpoint Mall Limited Partnership
               (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
/ /   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.
/ /   $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
/x/   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      (1)    Title of each class of securities to which transaction applies:
             Depository Units of Limited Partnership Interests
      (2)    Aggregate number of securities to which transaction applies:
             4,575 Units of Limited Partnership Interest
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
             (Set forth the amount on which the filing fee is calculated and state how it was determined):

             Based upon the aggregate cash to be paid for the sole asset of the Registrant ($25,526,465.00) which is the subject of this Schedule 14A, the Registrant is paying a filing fee of $5,105.29 (one-fiftieth of one percent of the cash to be received by the Registrant in the subject transaction.)

      (4)    Proposed maximum aggregate value of transaction:
             $25,526,465.00
      (5)    Total fee paid: $5,105.29

/x/   Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)    Amount Previously Paid: $5,105.29
      (2)    Form, Schedule or Registration Statement No:

             Schedule 14A
      (3)    Filing Party:
             Eastpoint Mall Limited Partnership
      (4)    Date Filed:
             August 22, 1997

                       EASTPOINT MALL LIMITED PARTNERSHIP
                      3 WORLD FINANCIAL CENTER, 29TH FLOOR
                         NEW YORK, NEW YORK 10285-2900


                                                                October 29, 1997


To the Limited Partners of
Eastpoint Mall Limited Partnership:


     We are pleased to inform you that after considerable negotiation, we have been successful in reaching an agreement to sell the interest of Eastpoint Mall Limited Partnership (the 'Partnership') in Eastpoint Mall, located in Baltimore County, Maryland (the 'Mall'). Based on an agreed upon value for the Mall of $81,000,000, Shopco Advisory Corp. (the 'Purchaser') or its assignee(s) will pay the Partnership $25,489,064 in cash for the Partnership's interest in Eastpoint Partners, L.P., a New York limited partnership (the 'Owner Partnership'), which holds title to the Mall, and will pay such amounts as are necessary to satisfy the $51,000,000 principal amount of the Owner Partnership's mortgage indebtedness on the Mall. We estimate that, together with the Partnership's available cash after paying or providing for payment of transaction costs and all other outstanding and anticipated Partnership liabilities, the Limited Partners will receive distributions of approximately $6,800 per unit of limited partnership interest of the Partnership (each, a 'Unit' and collectively, the 'Units') as a result of this sale and the Partnership's ultimate dissolution.



     The sale will be accomplished through a sale by the Partnership and Eastern Avenue Inc., the other general partner of the Owner Partnership (the 'General Partner'), of their combined 91% general partnership interests in the Owner Partnership (the 'Sale' or the 'Transaction'). The agreed upon value of the Mall was based, in part, on the fair market value of the Mall as determined by an independent appraiser, and an arm's length negotiation between the Purchaser and the General Partner on behalf of the Partnership. The Partnership has also received an opinion from such independent appraiser that the price per Unit to be received by the Limited Partners in this Transaction is fair, from a financial point of view, to the Limited Partners.



     You are cordially invited to attend the Special Meeting of the Limited Partners to be held at the Partnership's offices on Friday, November 28, 1997, at 9:00 a.m., New York time, at which time you will be asked to approve the Transaction. Limited Partners holding a majority of the Units must approve the Transaction by voting 'FOR' on the enclosed proxy card in order for the Partnership to proceed with the Transaction.



     THE GENERAL PARTNER RECOMMENDS THAT THE LIMITED PARTNERS VOTE 'FOR' THE

TRANSACTION.


     If the Sale is approved by the Limited Partners and certain other conditions to the Sale are met or waived, the Sale will be consummated, and thereafter the Partnership will be liquidated and dissolved at such time as the General Partner determines that all remaining Partnership assets are available for distribution and all Partnership obligations and liabilities have been paid or provision has been made for their payment.


     The cash proceeds from the sale of the Partnership's general partnership interest in the Owner Partnership (the 'Interest'), together with all other cash of the Partnership (anticipated to be approximately $7,330,000 as of December 15, 1997), after paying or providing for payment of transaction costs and all other outstanding and anticipated Partnership liabilities, will be distributed to you. The estimated distributions of $6,800 per Unit represent (i) net proceeds from the Sale (after paying or providing for payment of transaction costs) of approximately $5,200 per Unit and (ii) additional Partnership cash reserves (after paying or providing for payment of outstanding and anticipated Partnership liabilities), which the Partnership estimates will be approximately $1,600 per Unit. The availability of funds for distribution of additional Partnership cash reserves will be determined, in part, based on the collection after the Closing of certain rental and other payments due from tenants at the Mall adjusted as of the Closing Date. In order to collect such funds sooner than they would otherwise be paid, the Partnership may accept discounted payments with respect to amounts due, which would result in Limited Partners receiving their liquidating distribution sooner than would otherwise be the case but could reduce the amount of such liquidating distribution. An initial distribution is contemplated to occur within 60 days of the consummation of the Transaction, and a final liquidating distribution of cash reserves not utilized to meet Partnership obligations or liabilities will be made at such time as determined by the General Partner.



     Please read the enclosed proxy statement and return the proxy card indicating your vote on the Sale by mail in the enclosed, prepaid envelope to MacKenzie Partners, Inc., 156 Fifth Avenue, 13th Floor, New York, New York 10010 or by facsimile to (212) 929-0308, Attention: Robert Marese. Your vote is important and must be received no later than November 26, 1997, in order to obtain the necessary approval of the Limited Partners to consummate the Sale. The enclosed proxy statement contains detailed instructions on completing and returning your proxy.


     The General Partner's recommendation is based on a number of factors more fully described in the enclosed proxy statement. Certain conflicts of interest exist in connection with the General Partner's recommendation. Such conflicts of interest are described in the enclosed proxy statement.

     Whether or not you plan to attend the Special Meeting in person and regardless of the number of Units you own, you should complete, sign, date and return the enclosed proxy card promptly. You may, of course, attend the Special Meeting and vote in person, even if you have previously returned your proxy card. A failure to vote will have the same effect as a vote against the Transaction. YOU ARE URGED, THEREFORE, TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. Should you have any questions, please contact MacKenzie Partners, Inc., the Partnership's information agent, by calling toll-free (800) 322-2885 or (212) 929-5500 (collect).

     Your participation in this vote is important and greatly appreciated.

                                          Sincerely,
                                          Robert J. Hellman
                                          President
                                          Eastern Avenue Inc.

                           NOTICE OF SPECIAL MEETING
                                       OF
                              THE LIMITED PARTNERS
                                       OF
                       EASTPOINT MALL LIMITED PARTNERSHIP
                        TO BE HELD ON NOVEMBER 28, 1997


To the Limited Partners of
Eastpoint Mall Limited Partnership:


     NOTICE IS HEREBY GIVEN that a special meeting (the 'Special Meeting') of the Limited Partners of Eastpoint Mall Limited Partnership, a Delaware limited partnership (the 'Partnership'), will be held at the offices of the Partnership, 3 World Financial Center, 26th Floor, New York, New York 10285-2900 on Friday, November 28, 1997, at 9:00 a.m., New York time, for the following purposes:



     1. To approve the sale of the Partnership's 90.9% general partnership interest (the 'Interest') in Eastpoint Partners, L.P., constituting all of the Partnership's ownership interest in Eastpoint Mall, to Shopco Advisory Corp., a New York corporation, or its assignee(s), and the subsequent liquidation and dissolution of the Partnership. The General Partner anticipates that the Limited Partners will receive distributions of approximately $6,800 per unit of limited partnership interest in the Partnership in cash, representing (i) approximately $5,200 per unit of net proceeds from the sale of the Interest (after paying or providing for payment of transaction costs) and (ii) additional Partnership cash reserves (after payment or provision for payment of outstanding and anticipated Partnership liabilities), which the Partnership estimates will be approximately $1,600 per unit.


     2. To transact such other business as may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof.

     Information regarding the matters to be acted upon at the Special Meeting is set forth in the accompanying Proxy Statement.

     EASTERN AVENUE INC., THE GENERAL PARTNER OF THE PARTNERSHIP (THE 'GENERAL PARTNER'), RECOMMENDS THAT THE LIMITED PARTNERS VOTE 'FOR' THE TRANSACTION.


     You are invited to attend the Special Meeting. Even if you intend to attend the Special Meeting, you are requested to sign and date the accompanying proxy card and return it promptly either in the enclosed, postage-prepaid envelope or by facsimile to (212) 929-0308, Attention: Robert Marese. If you attend the Special Meeting, you may, if you wish, vote in person regardless of whether you have given your proxy. In any event, a proxy may be revoked at any time before it is exercised.



     The close of business on October 28, 1997, has been established as the record date for determining the Limited Partners entitled to notice of, and to direct the vote of Units at, the Special Meeting. There are no quorum requirements with respect to the Special Meeting; however, if Limited Partners holding a majority of the Units do not submit a proxy or vote in person at the Special Meeting, the sale, liquidation and dissolution cannot be approved. Attendance at the Special Meeting will be limited to registered holders of Units and invited guests of the Partnership.


                                          EASTERN AVENUE INC.
                                          General Partner
                                          Robert J. Hellman
                                          President


New York, New York
October 29, 1997



     YOUR VOTE IS VERY IMPORTANT. IN ORDER TO ENSURE THAT YOUR INTERESTS WILL BE REPRESENTED, WHETHER YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING OR NOT, PLEASE SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY EITHER IN THE ENCLOSED, POSTAGE-PREPAID ENVELOPE OR BY FACSIMILE TO (212) 929-0308, ATTENTION:
ROBERT MARESE. FAILURE TO RETURN A PROXY CARD OR ABSTENTION FROM VOTING WILL HAVE THE SAME EFFECT AS A VOTE 'AGAINST' THE TRANSACTION. ANY PROPERLY EXECUTED PROXY CARD ON WHICH A CHOICE IS NOT INDICATED WILL BE VOTED 'FOR' THE TRANSACTION.

                       EASTPOINT MALL LIMITED PARTNERSHIP
                      3 WORLD FINANCIAL CENTER, 29TH FLOOR
                         NEW YORK, NEW YORK 10285-2900

                                PROXY STATEMENT


                FOR THE SPECIAL MEETING OF THE LIMITED PARTNERS
                        TO BE HELD ON NOVEMBER 28, 1997



     This proxy statement (the 'Proxy Statement') and the enclosed proxy card are being first mailed to the limited partners (the 'Limited Partners') of Eastpoint Mall Limited Partnership, a Delaware limited partnership (the 'Partnership'), on or about October 29, 1997, by the General Partner, as hereinafter defined, on behalf of the Partnership to solicit proxies for use at a special meeting of the Limited Partners (the 'Special Meeting') to be held at the offices of the Partnership, 3 World Financial Center, 26th Floor, New York, New York 10285-2900, on Friday, November 28, 1997, at 9:00 a.m., New York time, or at such other place and time to which the Special Meeting may be adjourned.


     The purpose of the Special Meeting is to consider the approval of a sale (the 'Sale' or the 'Transaction') of the Partnership's 90.9% general partnership interest (the 'Interest') in Eastpoint Partners, L.P., a New York limited partnership (the 'Owner Partnership'). The primary asset of the Owner Partnership is Eastpoint Mall located in Baltimore County, Maryland (the 'Mall'). Following the Sale, the Partnership and the Limited Partners will have no further ownership interest in the Mall.


     The purchase price for the Interest was based, in part, on the fair market value of the Mall, which was $81,000,000 as determined by an independent appraiser, and an arm's length negotiation between the Purchaser, as hereinafter defined, and the General Partner on behalf of the Partnership. The Purchaser will pay an amount necessary to satisfy the $51,000,000 principal amount of the Owner Partnership's mortgage indebtedness on the Mall, and pay the Partnership $25,489,064 in cash (the 'Purchase Price') for the Interest, which is approximately $5,200 per Unit (as hereinafter defined) after accounting for Transaction Costs (as hereinafter defined). The purchaser of the Interest will be Shopco Advisory Corp., a New York corporation (the 'Purchaser'), or one or more assignees of the Purchaser which are affiliates of the Purchaser.


     The Partnership is the managing general partner of the Owner Partnership. The Owner Partnership consists of the Partnership, which holds a 90.9% general partnership interest in the Owner Partnership; Eastern Avenue Inc. (the 'General Partner,' formerly Shearson Lehman Eastern Avenue Inc.), a Delaware corporation and affiliate of Lehman Brothers Inc. ('Lehman'), which holds a 0.1% general partnership interest; and SFN Limited Partnership ('SFN'), a Maryland limited partnership, which holds a 9% limited partnership interest. Shopco Management

Corp., a New York corporation (the 'Property Manager'), has been retained by the Owner Partnership as managing and leasing agent for the Mall. SFN and the Property Manager are affiliates of the Purchaser.


     The terms of the Sale are set forth in an Agreement of Purchase and Sale, dated as of July 31, 1997, as amended, among the Purchaser, the Partnership and the General Partner (the 'Purchase Agreement'). Subject to the terms of the Purchase Agreement, the General Partner has also agreed to sell its general partnership interest in the Owner Partnership to the Purchaser for a purchase price of $1,362,761. If the Transaction is approved by the Limited Partners and certain other conditions to the Sale are met or waived, the Sale will be consummated and the Partnership will have sold its Interest in the Owner Partnership (and, indirectly, the Mall) to the Purchaser. Pursuant to the terms of the Purchase Agreement, the General Partner has agreed that the Partnership will not be dissolved for at least 60 days after the closing date of the Transaction. Thereafter, the Partnership will be liquidated and dissolved at such time as the General Partner determines that all remaining Partnership assets are available for distribution and all Partnership obligations and liabilities have been paid or provision has been made for their payment (the 'Liquidation').



     The General Partner estimates that the Limited Partners will receive distributions of approximately $6,800 per Unit in cash as a result of the Sale and the Partnership's ultimate liquidation, representing (i) net proceeds from the Sale (after paying or providing for payment of Transaction Costs (as hereinafter defined)) of approximately $5,200 per Unit and (ii) additional Partnership cash reserves (after payment or provision for payment of outstanding and anticipated Partnership liabilities), which the Partnership estimates will be approximately $1,600 per Unit. The availability of funds for distribution of additional Partnership cash reserves will be determined, in part, based on the collection after the Closing of certain rental and other payments due from tenants at the Mall adjusted as of the Closing Date. In order to collect such funds sooner than they would otherwise be paid, the Partnership may accept discounted payments with respect to amounts due, which would result in Limited Partners receiving their liquidating distribution sooner than would otherwise be the case but could reduce the amount of such liquidating distribution. The actual distribution will be based upon the net cash proceeds of the Sale, together with all remaining cash of the Partnership after paying or providing for payment of the Partnership's actual costs in connection with: (i) the proxy solicitation; (ii) the Sale (as detailed in the Purchase Agreement); and (iii) the winding up of the Partnership, including preparation of the final audit, tax return and K-1s (collectively, the 'Transaction Costs'), and all other outstanding and anticipated Partnership liabilities (including establishing reasonable reserves for any contingent or unforeseen liabilities or obligations). The General Partner or an affiliate will receive a brokerage fee from the Partnership in connection with the Transaction in the amount of $737,000, and the General Partner will receive a liquidating distribution of approximately $200,000 in the aggregate in accordance with the Partnership Agreement (as hereinafter defined). Any increase or decrease in total Partnership distributions based on funds collected after the Closing and the amount required to pay or provide for payment of the Partnership's obligations or liabilities will increase or decrease the General Partner's liquidating distribution pro rata with the Limited Partners in accordance with the Partnership Agreement.



     The affirmative vote of the Limited Partners holding a majority (in excess of 50%) (a 'Majority-in-Interest') of the issued and outstanding units of limited partnership interest of the Partnership (each, a 'Unit' and collectively, the 'Units') is necessary to approve the Transaction. There are no quorum requirements with respect to the Special Meeting; however, if Limited Partners holding a Majority-in-Interest of the Units do not submit a proxy or vote in person at the Special Meeting, the Transaction cannot be approved. Neither Delaware law nor the Partnership's Restated Agreement and Certificate of Limited Partnership Agreement, dated as of June 25, 1985, as amended (the 'Partnership Agreement'), provide the Limited Partners not voting in favor of the Transaction with dissenters' appraisal rights.



     The close of business on October 28, 1997, has been established as the record date (the 'Record Date') for determining the Limited Partners entitled to notice of, and to direct the vote of the Units at, the Special Meeting. As of the Record Date, the Partnership had outstanding and entitled to vote 4,575 Units, held of record by 1,648 Limited Partners. Each Unit entitles the holder to one vote on each matter submitted to a vote of the Limited Partners.


     THE GENERAL PARTNER RECOMMENDS THAT THE LIMITED PARTNERS VOTE 'FOR' THE TRANSACTION.

     The General Partner's recommendation is based on a number of factors more fully described in this Proxy Statement. Certain conflicts of interest exist in connection with the General Partner's recommendation. Such conflicts of interest are described in this Proxy Statement.

     All duly executed proxy cards received from the Limited Partners prior to the Special Meeting will be voted in accordance with the instructions specified thereon. If a duly executed proxy card does not specify a choice, the Units represented thereby will be voted 'FOR' the Transaction. A Limited Partner who gives a proxy may revoke it at any time before it is voted at the Special Meeting, as described in this Proxy Statement.

     The accompanying proxy is solicited by the General Partner on behalf of the Partnership, to be voted at the Special Meeting and any adjournment(s) or postponement(s) thereof. The Partnership's principal executive offices are located at 3 World Financial Center, 29th Floor, New York, New York 10285-2900, and its telephone number is (212) 526-3237. The Partnership has engaged MacKenzie Partners, Inc. to act as Information Agent in connection with the proxy solicitation process. All communications should be directed to MacKenzie

Partners, Inc. by calling toll-free (800) 322-2885 or (212) 929-5500 (collect). In addition to the original solicitation by mail, proxies may be solicited by telephone, facsimile transmission or in person. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Partnership.

  The Partnership's Securities and Exchange Commission file number is 1-6024.

                            ------------------------


             The date of this Proxy Statement is October 29, 1997.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
SUMMARY....................................................................................................      1
  Background...............................................................................................      1
  The Transaction..........................................................................................      1
  The Special Meeting; Vote Required.......................................................................      2
  Purpose of and Reasons for the Transaction...............................................................      2
  Effects of the Transaction...............................................................................      3
  Valuation of the Mall; Fairness Opinion..................................................................      3
  Recommendation of the General Partner....................................................................      4
  Conflicts of Interest....................................................................................      5

SPECIAL FACTORS............................................................................................      5
  Purpose of and Reasons for the Transaction...............................................................      5
  Effects of the Transaction...............................................................................      8
  Valuation of the Mall; Fairness Opinion..................................................................      9
  Recommendation of the General Partner....................................................................     12
  Appraisal Rights.........................................................................................     14
  Costs Associated with the Transaction....................................................................     15

SPECIAL MEETING OF THE LIMITED PARTNERS....................................................................     15
  Special Meeting; Record Date.............................................................................     15
  Procedures for Completing Proxies........................................................................     15
  Vote Required............................................................................................     16
  Solicitation Procedures..................................................................................     17
  Revocation of Proxies....................................................................................     17

TERMS OF THE TRANSACTION...................................................................................     17
  The Purchase Agreement...................................................................................     17
  Representations and Warranties of the Parties............................................................     18
  Additional Agreements....................................................................................     19
  Conditions to Closing the Transaction....................................................................     22
  Termination of the Purchase Agreement....................................................................     23
  Amendment of the Purchase Agreement......................................................................     24
  Dissolution and Liquidation of the Partnership...........................................................     24
  Determination of Cash Available for Distribution.........................................................     25
  Regulatory Approvals.....................................................................................     26

ACCOUNTING ISSUES AND INCOME TAX CONSEQUENCES OF THE TRANSACTION...........................................     26
  Accounting Issues........................................................................................     26
  Federal Income Tax Consequences of the Transaction.......................................................     26

CONFLICTS OF INTEREST......................................................................................     30
  Sale of General Partner's General Partnership Interest in the Owner Partnership..........................     30
  Brokerage Fee Received by the General Partner............................................................     30
  Liquidating Distribution Received by the General Partner under the Partnership Agreement.................     30
  Indemnification under the Partnership Agreement..........................................................     30
  Purchaser Financing......................................................................................     31


CERTAIN INFORMATION ABOUT THE PARTNERSHIP..................................................................     31
  The Partnership..........................................................................................     31
  The General Partner......................................................................................     32
  The Property Manager.....................................................................................     32
  Description of the Mall..................................................................................     32
  Distributions............................................................................................     35
  Ownership of Units.......................................................................................     36

  Market for the Units.....................................................................................     36
  Independent Certified Public Accountants.................................................................     36
  Available Information....................................................................................     36

CERTAIN INFORMATION CONCERNING THE PURCHASER...............................................................     37

SELECTED FINANCIAL DATA....................................................................................     37

INCORPORATION BY REFERENCE.................................................................................     37

ANNEX I   FAIRNESS OPINION.................................................................................    I-1
ANNEX II
  *  SELECTED FINANCIAL DATA...............................................................................   II-1
  *  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AS SET FORTH IN
     THE PARTNERSHIP'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996.....................   II-2
  *  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AS SET FORTH IN
     THE PARTNERSHIP'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 1997...................   II-6

                                    SUMMARY

     Set forth below is a summary of certain information contained elsewhere in this Proxy Statement. It is not intended to be a complete description of those matters which it covers, and much of the information contained in this Proxy Statement is not covered by this Summary. The information contained in this Summary is qualified by the more complete information contained elsewhere in this Proxy Statement or incorporated by reference into this Proxy Statement. All Limited Partners are urged to read this Proxy Statement in its entirety.

BACKGROUND

     The Partnership is a Delaware limited partnership formed on June 26, 1985. The affairs of the Partnership are conducted by the General Partner. The Partnership was formed to acquire a general partnership interest in Bellwether Properties, L.P., a New York limited partnership, the primary asset of which was the Mall. Concurrent with such acquisition, Bellwether Properties, L.P. was reconstituted under the name of the Owner Partnership, Eastpoint Partners, L.P., and the Partnership became the managing general partner of the Owner Partnership. The Owner Partnership consists of the Partnership, which holds a 90.9% general partnership interest in the Owner Partnership; the General Partner, which holds a 0.1% general partnership interest; and SFN, which holds a 9% limited partnership interest. The Mall is the major asset of the Owner Partnership. The Property Manager is the managing and leasing agent for the Mall. See 'CERTAIN INFORMATION ABOUT THE PARTNERSHIP--The Partnership' and '--The Property Manager.'


     All of the Partnership's revenues, operating profit or losses and assets relate solely to its interest as the managing general partner of the Owner Partnership. All of the Owner Partnership's revenues, operating profit or losses and assets relate solely to its ownership interest in and operation of the Mall. The Partnership's sole business is owning a general partnership interest in, and acting as the managing general partner of, the Owner Partnership. The Owner Partnership's sole business is the ownership and operation of the Mall. The Mall is managed on a day-to-day basis by the Property Manager. The Property Manager is responsible for rent collection, leasing and day-to-day on-site management of the Mall. See 'CERTAIN INFORMATION ABOUT THE PARTNERSHIP--The Partnership' and '--The Property Manager.'


     The Mall is an enclosed regional shopping center located on approximately
67.1 acres in Baltimore County, Maryland, approximately one mile east of the city limits of Baltimore. The Mall consists of a central enclosed mall anchored by four major department stores--J.C. Penney, Inc. ('J.C. Penney'), Schottenstein Stores Corporation, doing business as Value City ('Value City'), Sears, Roebuck and Co. ('Sears') and Ames Department Stores, Inc. ('Ames'). The Mall currently has gross leasable space totaling 864,993 square feet. For a description of the Mall and its operations, see the section entitled 'CERTAIN INFORMATION ABOUT THE PARTNERSHIP--Description of the Mall.'

THE TRANSACTION


  The Sale


     Pursuant to the terms of the Purchase Agreement, the Partnership proposes to sell the Interest to the Purchaser for a Purchase Price of $25,489,064 in cash, which is approximately $5,200 per Unit of net proceeds from the Sale after paying or providing for payment of Transaction Costs (and which is in addition to Partnership cash after payment or provision for payment of outstanding and anticipated Partnership liabilities, which the Partnership estimates will be approximately $7,330,000 or $1,600 per Unit). For a summary of the terms of the Purchase Agreement, see the section entitled 'TERMS OF THE TRANSACTION.' The agreed upon value of the Mall of $81,000,000 was based, in part, on the fair market value of the Mall as determined by an independent appraiser and an arm's length negotiation between the Purchaser and the General Partner on behalf of the Partnership. The Partnership has also received an opinion from such independent appraiser that the price per Unit to be received by the Limited Partners in this Transaction is fair, from a financial point of view, to the Limited Partners. See 'SPECIAL FACTORS--Valuation of the Mall; Fairness Opinion.'


  Dissolution and Liquidation

     If the Transaction is approved by the Limited Partners and certain other conditions to the Sale are met or waived, the Sale will be consummated and the Partnership will have sold its Interest in the Owner Partnership (and, indirectly, the Mall) to the Purchaser. Pursuant to the terms of the Purchase Agreement, the General Partner has agreed that the Partnership will not be dissolved for at least 60 days after the closing date of the Transaction (the 'Closing Date') and will maintain minimum cash reserves of $500,000 during such 60-day period.

Thereafter, the Partnership will be liquidated and dissolved at such time as the General Partner determines that all remaining Partnership assets are available for distribution and all Partnership obligations and liabilities have been paid or provided for. The General Partner estimates that the Limited Partners will receive distributions of approximately $6,800 per Unit in cash as a result of the Sale and the Partnership's ultimate dissolution, representing (i) approximately $5,200 per Unit of net proceeds from the Sale (after paying or providing for payment of Transaction Costs) and (ii) Partnership cash reserves (after payment or providing for payment of outstanding and anticipated Partnership liabilities), which the Partnership estimates will be approximately $1,600 per Unit. The actual distributions will be based upon the cash proceeds of the Sale, together with all remaining cash of the Partnership after paying or providing for payment of the Transaction Costs and all other outstanding and anticipated Partnership liabilities (including establishing reserves for any contingent or unforeseen liabilities or obligations). The availability of funds for distribution of additional Partnership cash reserves will be determined, in part, based on the collection after the Closing of certain rental and other payments due from tenants at the Mall adjusted as of the Closing Date. In order to collect such funds sooner than they would otherwise be paid, the Partnership may accept discounted payments with respect to amounts due, which would result in Limited Partners receiving their liquidating distribution sooner than would otherwise be the case but could reduce the amount of such liquidating distribution. See 'TERMS OF THE TRANSACTION--Dissolution and Liquidation of the Partnership' and '--Determination of Cash Available for Distribution.' The General Partner or an affiliate will receive a brokerage fee of $737,000 from the Partnership in connection with the Transaction, and the General Partner will receive a liquidating distribution of approximately $200,000 in the aggregate, in accordance with the terms of the Partnership Agreement. Any increase or decrease in total Partnership distributions based on funds collected after the Closing and the amount required to pay or provide for payment of the Partnership's obligations or liabilities will increase or decrease the General Partner's liquidating distribution pro rata with the Limited Partners in accordance with the Partnership Agreement. See 'CONFLICTS OF INTEREST.'


THE SPECIAL MEETING; VOTE REQUIRED


     A Special Meeting of the Limited Partners will be held on November 28, 1997, to consider and vote upon the Transaction. The close of business on October 28, 1997, has been established as the Record Date. As of the Record Date, the Partnership had outstanding and entitled to vote 4,575 Units, held of record by 1,648 Limited Partners. Each Unit entitles the holder to one vote on each matter submitted to a vote of the Limited Partners. It is a condition to the closing of the Sale that Limited Partners holding a Majority-in-Interest of the Units approve the Transaction. The General Partner on behalf of the Partnership is soliciting proxies from the Limited Partners to be voted at the Special Meeting and any adjournment(s) or postponement(s) thereof. See 'SPECIAL MEETING OF THE LIMITED PARTNERS.'


PURPOSE OF AND REASONS FOR THE TRANSACTION

     As part of the General Partner's continuing effort to fulfill its fiduciary responsibility to the Limited Partners by enhancing the value of the Limited Partners' investment in the Units, the General Partner continually considers various strategies and alternatives available to the Partnership. One such strategy is the sale or disposition of the Partnership's Interest in the Owner Partnership. For a discussion of these various strategies and alternatives, see 'SPECIAL FACTORS--Purpose of and Reasons for the Transaction.'

     Consummation of the Transaction will result in the transfer of the fair market value of the Partnership's Interest in the Owner Partnership (and, indirectly, the Mall) to the Limited Partners on an all cash basis (after taking into account the mortgage debt secured by the Mall) through a structure which limits the Partnership's post-closing liabilities and the risks associated with ownership of the Interest and investment in the Units. This structure allows the Limited Partners to liquidate, on an all cash basis, their illiquid investment in their Units, which cash can then be invested in alternative investments.

     The considerations which resulted in the determination to present the Transaction to the Limited Partners and to recommend the Transaction are described in the section entitled 'SPECIAL FACTORS--Purpose of and Reasons for the Transaction.' Although the Transaction is not without risks, as described in the section entitled 'SPECIAL FACTORS--Purpose of and Reasons for the

Transaction,' the General Partner believes that, given the favorable terms of the Transaction, it is its fiduciary responsibility to present the Transaction to the Limited Partners for their approval and to recommend the Transaction.

EFFECTS OF THE TRANSACTION

     If the Transaction is approved by the Limited Partners and certain other conditions to the Sale are met or waived, the Sale will be consummated and the Partnership will have sold its Interest in the Owner Partnership (and, indirectly, the Mall) to the Purchaser. Pursuant to the terms of the Purchase Agreement, the General Partner has agreed that the Partnership will not be dissolved for at least 60 days after the Closing Date and that the Partnership will maintain minimum cash reserves of $500,000 during this 60-day period. Thereafter, the Partnership will be liquidated and dissolved at such time as the General Partner determines that all remaining Partnership assets are available for distribution and all Partnership obligations and liabilities have been paid or provided for.


     The General Partner estimates that the Limited Partners will receive distributions of approximately $6,800 per Unit in cash as a result of the Sale and the Partnership's ultimate dissolution, representing (i) approximately $5,200 per Unit of net proceeds from the Sale (after paying or providing for payment of Transaction Costs) and (ii) the distribution of additional Partnership cash reserves (after paying or providing for payment of outstanding and anticipated Partnership liabilities), which the Partnership estimates will be approximately $7,330,000 or $1,600 per Unit. The availability of funds for distribution of additional Partnership cash reserves will be determined, in part, based on the collection after the Closing of certain rental and other payments due from tenants at the Mall adjusted as of the Closing Date. In order to collect such funds sooner than they would otherwise be paid, the Partnership may accept discounted payments with respect to amounts due, which would result in Limited Partners receiving their liquidating distribution sooner than would otherwise be the case but could reduce the amount of such liquidating distribution. The actual distributions will be based upon the net cash proceeds of the Sale, together with all remaining cash of the Partnership after paying or providing for payment of the Transaction Costs and all other outstanding and anticipated Partnership liabilities (including establishing reserves for any contingent or unforeseen liabilities or obligations). See 'TERMS OF THE TRANSACTION-- Dissolution and Liquidation of the Partnership' and '--Determination of Cash Available for Distribution.' Any reserves not utilized to meet Partnership liabilities or obligations will be distributed to the Limited Partners at such time as determined by the General Partner. Upon liquidation and dissolution of the Partnership, Limited Partners will cease to have an ownership interest in the Partnership and will no longer bear the risks or benefits associated with such ownership. See 'SPECIAL FACTORS--Effects of the Transaction.' For a description of certain tax consequences of the Transaction, see 'ACCOUNTING ISSUES AND INCOME TAX CONSEQUENCES OF THE TRANSACTION.'



     The General Partner or an affiliate will receive a brokerage fee of

$737,000 from the Partnership in connection with the Transaction, and the General Partner will receive a liquidating distribution of approximately $200,000 in the aggregate, in accordance with the terms of the Partnership Agreement. Any increase or decrease in total Partnership distributions based on funds collected after the Closing and the amount required to pay or provide for payment of the Partnership's obligations or liabilities will increase or decrease the General Partner's liquidating distribution pro rata with the Limited Partners in accordance with the Partnership Agreement. See 'CONFLICTS OF INTEREST.'


     If the Transaction is not consummated, there can be no assurance as to whether any future disposition of the Interest or the Mall will occur or on what terms such a transaction might occur. However, if the Transaction is not approved, the General Partner will continue to operate the Partnership in accordance with the terms of the Partnership Agreement and in fulfillment of its fiduciary duties, including the review of any third-party offers to purchase the Interest or the Mall, in an effort to enhance the Partnership's value on behalf of the Limited Partners. In addition, the General Partner will continue to evaluate the various alternatives to the Transaction, as described in the section entitled 'SPECIAL FACTORS--Purpose of and Reasons for the Transaction.' Such alternatives include: (i) continuing to hold the Interest and the Mall;
(ii) an auction of the Interest or the Mall; and (iii) solicitation of third-party bids for the Interest or the Mall. The General Partner has concluded that such options are not in the best interest of the Limited Partners at this time, particularly in light of the Purchaser's offer. See 'SPECIAL FACTORS--Effects of the Transaction--Effects of Failure to Approve the Transaction.'

VALUATION OF THE MALL; FAIRNESS OPINION

     The Amended and Restated Agreement of Limited Partnership of Eastpoint Partners, L.P., dated as of November 29, 1985 (the 'Owner Partnership Agreement'), requires the Owner Partnership to cause an appraisal of the Mall to be conducted annually. Pursuant to the Owner Partnership Agreement, Cushman & Wakefield, Inc.

('Cushman & Wakefield'), an independent third-party appraisal firm, was engaged by the Partnership to prepare an appraisal of the Mall as of January 1, 1997. Cushman & Wakefield is part of a national network of affiliated full service real estate companies providing brokerage, management, consulting and valuation services in the United States. Pursuant to its engagement, Cushman & Wakefield reported to the Partnership that the valuation of the Mall was $81,000,000 as of January 1, 1997 (the 'Valuation'). Cushman & Wakefield had reported the same valuation of the Mall to the Partnership in its appraisal of the Mall as of January 1, 1996. The agreed upon value of the Mall was based, in part, on the fair market value of the Mall as determined by Cushman & Wakefield and an arm's length negotiation between the Purchaser and the General Partner on behalf of the Partnership. See 'SPECIAL FACTORS--Valuation of the Mall; Fairness Opinion.'

     Cushman & Wakefield was subsequently engaged to provide an opinion as to the fairness of the Transaction, from a financial point of view, to the Limited

Partners (the 'Fairness Opinion'). In its Fairness Opinion, Cushman & Wakefield advised the Partnership that in its opinion, the price per Unit to be received by the Limited Partners in this Transaction is fair, from a financial point of view, to the Limited Partners. The discussion herein of the Fairness Opinion is qualified in its entirety by reference to the section entitled 'SPECIAL FACTORS--Valuation of the Mall; Fairness Opinion' and to the text of such Fairness Opinion, a copy of which is attached to this Proxy Statement as Annex
I. The General Partner does not anticipate that the Fairness Opinion will be updated by Cushman & Wakefield following the date of this Proxy Statement.

RECOMMENDATION OF THE GENERAL PARTNER

     THE GENERAL PARTNER RECOMMENDS THAT THE LIMITED PARTNERS VOTE 'FOR' THE TRANSACTION. The General Partner's recommendation and its determination that the terms of the Transaction are fair to the Limited Partners was based on the following factors. See 'SPECIAL FACTORS--Recommendation of the General Partner' for a more detailed discussion of the following factors.

  Factors in Favor of the Transaction

     In determining the fairness of the Transaction, the General Partner considered the following factors which weighed in favor of the Transaction: (i) the use of an independent appraiser's valuation of the Mall and an arm's length negotiation between the Purchaser and the General Partner on behalf of the Partnership as the basis for determining the agreed upon value of the Mall; (ii) the structure of the Sale as an all cash transaction; (iii) the Fairness Opinion rendered in connection with the Transaction; (iv) reduced transaction costs in this Transaction; (v) avoidance of certain real estate transfer taxes as a result of the structuring of the Transaction as a sale of the partnership interests, rather than a transfer of title to the Mall; (vi) the Purchaser is an affiliate of the Property Manager and, accordingly, is familiar with the Mall, thereby limiting the representations and warranties in the Purchase Agreement and the need to escrow or reserve substantial funds after the Closing Date to satisfy any post-Closing liabilities (other than the Partnership's agreement to maintain minimum cash reserves of $500,000 for at least 60 days after the Closing Date); (vii) the flexibility granted to the General Partner in the Purchase Agreement to consider subsequent offers that can produce a better return to the Limited Partners; (viii) the fact that a Majority-in-Interest of the Limited Partners is required to approve the Transaction; (ix) the fact that the longer the Interest is held, the greater the risk of lease renegotiation at lower than market or current rental rates and non-renewal and early termination of leases at the Mall; (x) the fact that the Mall is likely to require a renovation and/or expansion within the next few years in order to maintain its competitive position, for which the Partnership may not have sufficient available funds and which might necessitate continued ownership of the Mall for several years to realize a return on such investment, but which would thereby expose the Limited Partners to the additional market risk of continued ownership of their Units; (xi) the high cost of operating a publicly-held entity; (xii) the lack of an established trading market for the Units; and (xiii) the General Partner's industry knowledge regarding the marketability of the Mall and properties similar to the Mall.

  Factors Against the Transaction


     In determining the fairness of the Transaction, the General Partner also considered the following factors which weighed against the Transaction: (i) no unaffiliated representative was retained to act solely on behalf of the Limited Partners for the purpose of negotiating the Transaction; (ii) the Limited Partners may be unable to invest the cash received by them in connection with the Transaction in alternative investments that will generate a return equal to or greater than that generated by the investment in the Partnership; (iii) after the consummation of the Sale, the Limited Partners will no longer share in any potential increases in the value of the Interest in the Mall; (iv) there can be no assurances that a better offer for the acquisition of the Interest in the Mall may not be available; and (v) the Limited Partners may incur certain tax liabilities as a result of the Transaction.

     The General Partner concluded that the factors weighing in favor of the Transaction outweighed the factors weighing against the Transaction and that, as with any investment decision, the potential disadvantages and risks of the Transaction are speculative, cannot be quantified and do not outweigh the benefits of the Transaction.

CONFLICTS OF INTEREST


     The Transaction is subject to certain conflicts of interest as more fully described in the section entitled 'CONFLICTS OF INTEREST.' Such conflicts include: (i) simultaneously with the sale of the Interest, the General Partner will sell its general partnership interest in the Owner Partnership to the Purchaser for a purchase price of $1,362,761; (ii) the General Partner or an affiliate will receive a brokerage fee of $737,000 in connection with the Transaction, and the General Partner will receive a liquidating distribution of approximately $200,000 in the aggregate in connection with the liquidation and dissolution of the Partnership in accordance with the Partnership Agreement;
(iii) pursuant to the Partnership Agreement, the General Partner is entitled to certain indemnification rights by the Partnership; and (iv) first mortgage and secondary financing for the Purchaser's acquisition of the Interest and the General Partner's general partnership interest in the Owner Partnership is being provided by two affiliates of Lehman, which is the sole stockholder of the General Partner, on terms deemed commercially reasonable by the Purchaser.


                                SPECIAL FACTORS

PURPOSE OF AND REASONS FOR THE TRANSACTION

     As part of the General Partner's continuing effort to fulfill its fiduciary responsibility to the Limited Partners by enhancing the value of the Limited Partners' investment in the Units, the General Partner continually considers various strategies and alternatives available to the Partnership. One such strategy is the sale or disposition of the Partnership's Interest in the Owner Partnership.


     Consummation of the Transaction will result in the transfer of the fair market value of the Partnership's Interest in the Owner Partnership (and, indirectly, the Mall) to the Limited Partners on an all cash basis (after taking into account the mortgage debt secured by the Mall) through a structure which limits the Partnership's post-closing liabilities and the risks associated with ownership of the Interest and investment in the Units. This structure allows the Limited Partners to liquidate, on an all cash basis, their illiquid investment in their Units, which cash can then be invested in alternative investments.


     The terms of the Transaction are viewed by the General Partner to be favorable to the Partnership and the Limited Partners in part because: (i) the Sale will be consummated on an all cash basis at an agreed upon value of the Mall based, in part, on the $81,000,000 fair market value of the Mall as determined by an independent appraiser and an arm's length negotiation between the Purchaser and the General Partner on behalf of the Partnership; (ii) the Limited Partners will no longer be subject to the risks inherent in the ownership of retail malls; and (iii) the Transaction is structured such that costs are estimated to equal approximately $1,302,020, which is approximately 1.6% of the total value of the Transaction, which the General Partner believes to be below industry standards for a transaction of this size. See '--Recommendation of the General Partner--Factors in Favor of the Transaction.' Although the Transaction is not without risks, as described in the subsection entitled '--Risks of the Transaction,' the General Partner believes that, given the favorable terms of the Transaction, it has a fiduciary responsibility to present the Transaction to the Limited Partners for their approval and to recommend the Transaction.


     The considerations which resulted in the determination to present the Transaction to the Limited Partners and to recommend the Transaction are described in more detail below.

  Background of the Transaction

     The General Partner considered several alternatives to selling the Interest to the Purchaser as contemplated by the Purchase Agreement, including: (i) continuing to hold the Interest and the Mall; (ii) an auction of the Interest or the Mall; and (iii) solicitation of third-party bids for the Interest or the Mall.

     Continuing to hold the Interest and the Mall, considered the least desirable alternative, was rejected. The value of the Mall--and the Interest--becomes less certain the longer the property is held, increasing the risk in such ownership. Certain of these risks were recently evidenced at the Mall by the bankruptcy-related lease terminations, defaults or non-renewals by Marianne, Marianne Plus, Jeans West, County Seat and Rave and the bankruptcy-related lease rejections during the past two years by Jean Nicole, No Name, Merry-Go-Round, The Diet Workshop, Glamour Shots and Kids Mart. Such risks are not exclusively limited to specialty stores; they can also affect anchor tenants, as evidenced by the 1990 bankruptcy of Ames at the Mall and other recent bankruptcies of national chains, such as Montgomery Ward and Caldor. A sale of the Interest at this time will avoid such increasing risks.

     Preliminary discussions with potential purchasers confirmed the General Partner's belief that it was highly unlikely that an offer could be obtained which reflected a valuation of the Mall higher than that reflected in the Purchaser's offer. In addition, pursuing an offer from a third party posed a risk that the Purchaser's offer would be withdrawn or reduced. Also, a sale to a party which did not have the Purchaser's familiarity and involvement with the Mall would be likely, in the opinion of the General Partner, to have required a longer time to consummate the sale, thereby increasing the risk that the transaction might not close, and would also be likely to require more extensive representations and warranties from the Partnership and the escrow of funds to cover post-closing liabilities, thereby increasing the risk that a smaller amount of net proceeds would be available for distribution to the Limited Partners.

     An auction of the Interest or the Mall was rejected by the General Partner. In addition to the factors noted in the preceding paragraph, it is the belief of the General Partner that real estate auctions (as opposed to a solicitation of third-party bids through the use of investment bankers or real estate brokers) are frequently viewed as a sale method of last resort, making it even less likely that a price greater than the price reflected in the proposed Sale could be achieved, as the typical buyer at such an auction is seeking below-market purchase prices.

     In its Annual Report on Form 10-K for the year ended December 31, 1996, the Partnership reported that it intended to begin marketing the Mall for sale in 1997. In the first quarter of 1997, the General Partner prepared informational materials with respect to the Mall and Mall operations and engaged in preliminary discussions with certain potential purchasers of the Mall.


     In March 1997, representatives of the Purchaser, which is an affiliate of the Property Manager and SFN, the sole limited partner of the Owner Partnership, advised the General Partner that the Purchaser was interested in pursuing a transaction to acquire the Mall or the Partnership's Interest and the General Partner's general partnership interest in the Owner Partnership. On May 30, 1997, representatives of the Purchaser and the Partnership and the General Partner and their respective counsel met to discuss the terms of a potential transaction. Representatives of the Purchaser and of the Partnership and the General Partner negotiated the terms of the Purchase Agreement during June through August 1997. The agreed upon value of the Mall was determined based, in part, on the fair market value of the Mall as determined by an independent appraiser and an arm's length negotiation between the Purchaser and the General Partner on behalf of the Partnership. From August through mid-October 1997, the Purchaser engaged in discussions with the master servicing agent for the pool of mortgages in which the Owner Partnership's mortgage indebtedness on the Mall has been placed, to agree on the procedure by which the Purchaser would satisfy the Owner Partnership's $51,000,000 principal amount of outstanding mortgage indebtedness. On October 20, 1997, the Master Servicing Agent and the Owner Partnership entered into an agreement with respect to these arrangements (the 'Master Servicing Agent Agreement'). On October 28, 1997, the Purchaser and the Sellers entered into an amendment to the Purchase Agreement relating to the arrangements to satisfy such mortgage indebtedness and related matters (the

'Amendment').


     If the Transaction is not approved, there can be no assurance as to whether any future sale of the Interest or the Mall, or any future liquidation or dissolution of the Partnership, will occur or on what terms such a sale, or liquidation or dissolution, might occur. Despite the Partnership obtaining both the Valuation and the Fairness Opinion from Cushman & Wakefield, there can be no assurances that a better offer for the acquisition of the Interest or the Mall may not be available now or in the future.

  Risks and Related Costs Associated with Continued Ownership of the Mall

     The ownership of retail properties is subject to risks relating to conditions in the retailing industry, which has seen a number of bankruptcies of national chains (commonly known as 'national credit tenants') as well as smaller local retailers. The longer the Partnership holds its Interest in the Owner Partnership and the Mall, the greater the risk to the Partnership of lease renegotiation at rental rates lower than market or current rates, and non-renewal and early termination of leases at the Mall. At the Mall, this risk is evidenced by the recent lease defaults by Marianne, Marianne Plus, Jeans West, County Seat and Rave and the lease rejections during the past two years by Jean Nicole, No Name, Merry-Go-Round, The Diet Workshop, Glamour Shots and Kids Mart in connection with their respective bankruptcy filings. Such risks are not exclusively limited to specialty stores; they can also affect national credit tenants as evidenced by the 1990 bankruptcy of Ames at the Mall and the recent bankruptcies of Montgomery Ward and Caldor. Such lease defaults or non-renewal could result in the need for substantial capital improvements or remodeling to attract new tenants. The Owner Partnership and the Partnership have previously reserved against such risks, and the maintenance of such reserves, together with lease defaults, non-renewals and early terminations, has resulted and could be expected to result in the future in lower distributions to the Limited Partners.

     The Mall is likely to require a renovation and/or expansion within the next few years in order to maintain its competitive position. The Partnership may not have sufficient available funds for such renovation or expansion. Any financing required in connection with such renovation or expansion would increase the liabilities of the Owner Partnership or the Partnership and may result in lower distributions to the Limited Partners. In addition, a renovation or expansion of the Mall might necessitate continued ownership of the Mall for several years in order to enable the Partnership to realize a return on such investment, which would expose the Limited Partners to the additional market risks associated with continued ownership of the Mall and the lack of an established trading market for the Units.

     The Partnership incurs general and administrative costs related to its status as a public reporting entity under the Federal securities laws. The costs of preparing reports such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as the expenses of printing and mailing these materials, are significant. In addition, the Partnership incurs significant legal and accounting fees in complying with the Federal securities laws. Over the past two years, the Partnership has spent approximately $210,300 and $186,500, respectively, on partnership administration expense, and legal, accounting and tax advisory fees necessitated, in part, by on-going Federal securities law compliance.

     There is no established trading market for the Units. As a result, the Limited Partners and the Partnership incur all of the costs associated with public-entity status, but have little of the benefits. Since the Units are not readily transferable, the Limited Partners are essentially locked into their investment in the Units.

  Benefits of the Transaction


     As a result of the Transaction, the Limited Partners will receive their proportionate share, on an all cash basis, of the fair market value of the Partnership's Interest in the Owner Partnership (and, indirectly, the Mall), as supported by the Valuation of the Mall by Cushman & Wakefield, after the Partnership pays or provides for payment of all outstanding and anticipated Partnership liabilities (including establishing reserves for any contingent or unforeseen liabilities or obligations). Such proceeds can then be reinvested by the Limited Partners in other investments that could possibly yield a higher return than the investment in the Partnership. The terms of the Transaction are viewed by the General Partner to be favorable to the Partnership and the Limited Partners in part because the cost of the Transaction to the Partnership, which is estimated at $1,302,020, or approximately 1.6% of the total value of the Transaction, is believed to be below industry standards for a transaction of this size. It is not unusual in similar types of transactions for investment banking fees or real estate brokers commissions to exceed 3% of the value of the underlying property. In addition, the structure of the Transaction on an 'as is' basis limits the need for the Partnership to reserve substantial funds after the Closing Date to satisfy any post-closing liabilities (other than the Partnership's agreement to maintain cash reserves of $500,000 for at least 60 days after the Closing Date). Finally, consummation of the Transaction and liquidation and dissolution of the Partnership will permit the Limited Partners to make alternative investments which may generate favorable returns and greater liquidity.

  Risks of the Transaction

     The Transaction is not without certain potential disadvantages and risks to the Limited Partners. Such disadvantages and risks include the fact that: (i) there can be no assurance that the cash Purchase Price received by the Limited Partners in connection with the Transaction can be invested in alternative investments that will generate a return equal to or greater than that generated by the investment in the Partnership; (ii) the Limited Partners will no longer have an ownership interest in the Interest or the Mall and thus will not share in any potential increases in their value; (iii) despite the Partnership obtaining both the Valuation and the Fairness Opinion from Cushman & Wakefield, there can be no assurances that a better offer for the acquisition of the Interest or the Mall may not be available now or in the future; and (iv) the Limited Partners may incur certain tax liabilities as a result of the

Transaction. Notwithstanding the foregoing, the General Partner concluded that, as with any investment, such potential disadvantages and risks are speculative, cannot be quantified and do not outweigh the benefits of the Transaction.

EFFECTS OF THE TRANSACTION

  General

     If the Transaction is approved by the Limited Partners and the remaining conditions to the Sale are met or waived, the Sale will be consummated, and the Partnership will have sold its Interest in the Owner Partnership (and, indirectly, the Mall) to the Purchaser. The Partnership will then pay the Transaction Costs and pay or make provision (including establishing reserves) for the payment of all other outstanding and anticipated Partnership liabilities. Pursuant to the Purchase Agreement, the Partnership has agreed not to dissolve for a period of 60 days after the closing of the Transaction and has further agreed to maintain minimum cash reserves of $500,000 during such 60-day period. See 'TERMS OF THE TRANSACTION--The Purchase Agreement.' The Partnership will be liquidated and dissolved at such time as the General Partner determines that all remaining Partnership assets are available for distribution and all Partnership obligations and liabilities have been paid or provided for. Thereafter, the registration of the Units under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), will be terminated. Further, upon dissolution, the Partnership will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the Securities and Exchange Commission (the 'Commission'). The General Partner intends to conclude the liquidation of the Partnership as soon as possible after the expiration of the 60-day period after the Closing Date.

  Effects on the Limited Partners


     Upon liquidation and dissolution of the Partnership, in accordance with the Partnership Agreement, the resulting proceeds of the Sale, together with all cash on hand and reserves, will be used to make distributions to the Limited Partners after payment of or making provision for the payment of: (i) all Transaction Costs; and (ii) all other outstanding and anticipated Partnership liabilities (including establishing reserves for any contingent or unforeseen liabilities or obligations). The General Partner currently anticipates that the Limited Partners will receive distributions of approximately $6,800 per Unit as a result of the Sale and the Partnership's ultimate dissolution, representing
(i) approximately $5,200 per Unit of net proceeds from the Sale after paying or providing for payment of Transaction Costs, and (ii) the distribution of additional Partnership cash reserves (after paying or providing for payment of outstanding and anticipated Partnership liabilities), which the Partnership estimates will be approximately $1,600 per Unit. The availability of funds for distribution of additional Partnership cash reserves will be determined, in part, based on the collection after the Closing of certain rental and other payments due from tenants at the Mall adjusted as of the Closing Date. In order to collect such funds sooner than they would otherwise be paid, the Partnership may accept discounted payments with respect to amounts due, which would result in Limited Partners receiving their liquidating distribution sooner than would otherwise be the case but could reduce the amount of such liquidating distribution. See 'TERMS OF THE TRANSACTION--Dissolution and Liquidation of the

Partnership' and '--Determination of Cash Available for Distribution.' Based on the estimated distributions to be made to the Limited Partners as a result of this Transaction, Limited Partners will receive an amount in excess of their Preferred Return as defined under the Partnership Agreement.


     Following consummation of the Sale, the Limited Partners will cease being owners of the Owner Partnership and will no longer bear the risks or share in any potential benefits associated with such ownership. A description of such risks is set forth in the section entitled '--Purpose of and Reasons for the Transaction-- Risks and Related Costs Associated with Continued Ownership of the Mall.'


  Effects on the General Partner


     The purchase price to be paid by the Purchaser for the General Partner's general partnership interest in the Owner Partnership is $1,362,761. This amount is based upon the General Partner's liquidating interest in the Owner Partnership and was determined based on the provisions in the Owner Partnership Agreement governing a sale of the Mall, upon terms otherwise similar to the Transaction. The General Partner or an affiliate will receive a brokerage fee of $737,000 from the Partnership in connection with the Transaction, and the General Partner will receive a liquidating distribution of approximately $200,000 in the aggregate, in accordance with the terms of the Partnership Agreement. Any increase or decrease in total Partnership distributions based on funds collected after the Closing and the amount required to pay or provide for payment of the Partnership's obligations or liabilities will increase or decrease the General Partner's liquidating distribution pro rata with the Limited Partners in accordance with the term of the Partnership Agreement. See 'TERMS OF THE TRANSACTION--Determination of Cash Available for Distribution' and 'CONFLICTS OF INTEREST.'


  Effects on the Purchaser


     If the Transaction is approved by the Limited Partners and the remaining conditions to the Sale are met or waived, based on an agreed upon value for the Mall of $81,000,000, the Purchaser or its assignee(s) will purchase the Interest for $25,489,064 in cash, will pay an amount necessary to satisfy the $51,000,000 principal amount of the Owner Partnership's mortgage indebtedness on the Mall, and will acquire the assets and assume the liabilities associated with the Interest (other than the cash reserves of the Owner Partnership, which will be distributed to the partners of the Owner Partnership prior to the Closing Date). Simultaneously with the sale of the Interest, the General Partner will sell its general partnership interest in the Owner Partnership to the Purchaser or its assignee(s) for a purchase price of $1,362,761. Thereafter, the benefits and risks associated with ownership of the Interest and the General Partner's general partnership interest in the Owner Partnership will rest solely with the Purchaser or its assignee(s).


  Effects of Failure to Approve the Transaction


     If the Transaction is not consummated, there can be no assurance as to whether any future liquidation or disposition of the Interest or the Mall, either in whole or in part, will occur or on what terms they might occur. However, if not approved, the General Partner will continue to operate the Partnership in accordance with the terms of the Partnership Agreement and in fulfillment of its fiduciary duties, including the review of any third-party offers to purchase the Interest or the Mall, in an effort to enhance the Partnership's value on behalf of the Limited Partners. In addition, the General Partner will continue to evaluate the various alternatives to the Transaction, as described in the section entitled 'Purpose of and Reasons for the Transaction.' Such alternatives include: (i) continuing to hold the Interest and the Mall; (ii) an auction of the Interest or the Mall; and (iii) solicitation of third-party bids for the Interest or the Mall. The General Partner has concluded that such options are not in the best interest of the Limited Partners at this time, particularly in light of the Purchaser's offer.


VALUATION OF THE MALL; FAIRNESS OPINION

     The Owner Partnership Agreement requires the Owner Partnership to cause an appraisal of the Mall to be conducted annually. Pursuant to the Owner Partnership Agreement, Cushman & Wakefield, an independent third-party appraisal firm, was engaged by the Partnership to prepare an appraisal of the Mall as of January 1, 1997. The Partnership subsequently engaged Cushman & Wakefield to provide the Fairness Opinion. Cushman & Wakefield has provided, and in the future may provide, appraisal and other services to other partnerships and entities affiliated with Lehman. Other than the engagements described herein, there has been no material relationship between Cushman & Wakefield or its affiliates and the Partnership or its affiliates, nor is any such relationship contemplated.

     A copy of the Fairness Opinion is attached hereto as Annex I.

  Experience of Cushman & Wakefield

     Cushman & Wakefield is part of a national network of affiliated full service real estate companies providing brokerage, management, consulting and valuation services in the United States (the 'C&W Affiliated Companies'). The clients of the C&W Affiliated Companies include major commercial and investment banks, Fortune 500 corporations, pension funds, advisory firms and government agencies. The Valuation Advisory Services Group of the C&W Affiliated Companies has 20 branch offices located in various geographic regions of the United States. This large network of professionals provides local expertise in key markets and sub-regions. Furthermore, the C&W Affiliated Companies valuation network provides a large national database of market information and ensures a consistent methodology for each property valuation. The General Partner chose Cushman & Wakefield to render the Fairness Opinion based upon their expertise and industry leadership and their knowledge of the Mall based on the prior valuations as of January 1, 1996, and January 1, 1997.

  Valuation


     Pursuant to its engagement, Cushman & Wakefield reported to the Partnership that the valuation of the Mall was $81,000,000 as of January 1, 1997 (the 'Valuation'). Cushman & Wakefield had reported the same valuation of the Mall to the Partnership as of January 1, 1996. Certain of the assumptions, qualifications and limitations to the Valuation are described below. The summary set forth below does not purport to be a complete description of the analysis employed by Cushman & Wakefield in preparing the Valuation and is qualified in its entirety by reference to the complete Valuation, which is available for inspection and copying by any interested Limited Partner or its representative who has been so designated by the Limited Partner, at the Partnership's principal executive offices at 3 World Financial Center, 29th Floor, New York, New York 10285-2900, during regular business hours. A copy of the Valuation shall also be sent to any Limited Partner or duly designated representative thereof, at such Limited Partner's expense, upon request of such Limited Partner sent to MacKenzie Partners, Inc., 156 Fifth Avenue, 13th Floor, New York, New York 10010, Attention: Robert Marese. The Partnership imposed no conditions or limitations on the scope of Cushman & Wakefield's investigation or the methods and procedures to be followed in preparing the Valuation. No other appraisals of the Mall were obtained by the Partnership due to the significant cost involved and the General Partner's opinion that the Valuation was prepared according to industry standards by a reliable and independent appraisal firm.


  Factors Considered

     In preparing the Valuation, Cushman & Wakefield: (i) conducted a physical inspection of the Mall; (ii) considered the location and market area of the Mall, with particular attention given to the submarket definition, demand generators, competitive properties, trade area demographics and outlook; (iii) reviewed property sales history where provided; (iv) analyzed site and improvements with regard to quality, functionality and condition of improvements toward existing use; and (v) considered the highest and best use of the Mall. In addition, Cushman & Wakefield conducted a review and analysis of certain lease abstracts and lease modifications entered into during the prior fiscal year affecting the Mall. In conducting their analysis, Cushman & Wakefield was provided with, among other things: (i) certain information relating to the business, earnings, operating cash flow and assets of the Mall, including sales performance of the Mall for fiscal years 1993 through 1996, and estimates of 1997 tenant sales; (ii) surveys, legal descriptions and current property tax statements; and (iii) such other information as Cushman & Wakefield deemed necessary or appropriate. In addition, Cushman & Wakefield personnel questioned the Property Manager about the market in which the Mall operates and the operating history of the Mall.

  Summary of Cushman & Wakefield's Methodology and Approaches to Value


     Cushman & Wakefield's valuation of the Mall was based primarily on a discounted cash flow analysis. Cushman & Wakefield believes that the valuation resulting from the discounted cash flow analysis is the best indication of value, as an investor in the type of property owned by the Partnership considers its income producing capabilities as most important. In conducting its cash flow analysis, Cushman & Wakefield performed a property analysis to establish an anticipated cash flow to be received over a specified holding period, typically of a ten-year duration. The analysis as to cash flows took into account the contractual rent and the terms and conditions of each lease, plus the reversionary interest in the Mall, as well as the credit associated therewith.

     Cushman & Wakefield also conducted an analysis of the reversionary component of the cash flow analysis for the Mall, which valued the Mall at the end of a specified holding period, based on the estimated highest and best use of the Mall, at reversion. The highest and best use of the Mall was formulated based on a decision matrix which took into account specific property and location characteristics, demographic profile and outlook, sales history and market position of the property relative to its competition. Where the highest and best use of a property at reversion is estimated to be a continuation of the existing use, the reversionary value of the property is based on capitalizing the property's eleventh year's net operating income into value by means of direct capitalization. Use of a ten-year investment holding period within a discounted cash flow analysis represents typical investor criteria within the market. The discounted cash flow method is an accepted means within the market of analyzing and valuing properties similar to the Mall, and is in conformance with the established and accepted valuation procedures of the Appraisal Institute regarding properties of this type. Cushman & Wakefield determined the current use of the Mall to be its highest and best use and conducted a discounted cash flow analysis in accordance with the foregoing description. Pursuant to the discounted cash flow analysis, Cushman & Wakefield's valuation of the Mall totaled $80,300,000.

     Cushman & Wakefield conducted a sales comparison approach based on comparable sales. This approach was determined to be less reliable because of the lack of comparable properties and recent sales data for the Mall. The sales comparison approach resulted in a valuation of $80,000,000 to $83,000,000.

     Finally, Cushman & Wakefield conducted a direct capitalization approach based on the premise that the relationship between income and sales price may be expressed as a rate or its reciprocal, a multiplier. This process selects rates derived from the marketplace and applies such rates to a projected net operating income to derive a sales price. This approach was determined to be less reliable because it is simplistic in its view of expectations and sensitive to small variations in the selected rate. The direct capitalization approach resulted in a valuation of $83,000,000.

     Cushman & Wakefield considered the discounted cash flow analysis, the sales comparison approach and the direct capitalization approach, and based the final Valuation of the Mall on a reconciliation of each of these approaches. The General Partner has reviewed and accepted the final Valuation and believes that it was prepared in accordance with appropriate professional standards.

  Assumptions, Limitations and Qualifications of Cushman & Wakefield's Valuation

     Aside from the Assumptions and Limiting Conditions contained in Cushman & Wakefield's evaluation and valuation reports, in preparing the Valuation, Cushman & Wakefield relied, without independent verification, on the accuracy and completeness of all information supplied or otherwise made available to it by or on behalf of the Partnership. In arriving at the Valuation, Cushman & Wakefield assumed: (i) good and marketable title to the fee interest in the Mall; (ii) responsible ownership and competent management of the Mall; (iii) no hidden or unapparent conditions; (iv) full compliance with zoning laws; (v) possession of all necessary licenses, certificates of occupancy and other governmental consents; (vi) that no potentially hazardous or toxic materials were located at or about the Mall; and (vii) compliance with the Americans with Disabilities Act of 1990. Cushman & Wakefield did not conduct a legal survey of the Mall. An appraisal is only an estimate of value, as of the specific date stated in the appraisal, and is subject to the assumptions and limiting conditions stated in the report. Reference should be made to the entire Valuation for a complete description of the analysis employed by Cushman & Wakefield in preparing the Valuation.

  Fairness Opinion


     Subsequent to its engagement in connection with the Valuation, Cushman & Wakefield was engaged to provide the Fairness Opinion. The Partnership imposed no conditions or limitations on the scope of Cushman & Wakefield's investigation or the methods and procedures to be followed in rendering its Fairness Opinion. Cushman & Wakefield was neither asked to make, nor did it make, any recommendation as to the purchase price of the Mall, although it did provide the Valuation on which the Purchase Price was based in part. Cushman & Wakefield was not asked to solicit offers from other interested parties nor was it asked to opine on any aspects of the Transaction other than the fairness, from a financial point of view, to the Limited Partners of the price per Unit reflected in the Transaction. The Fairness Opinion is as of October 29, 1997, and is subject to the assumptions and limiting conditions set forth therein, which are described below. The discussion herein of the

Fairness Opinion is qualified in its entirety by reference to the text of such Fairness Opinion, a copy of which is attached hereto as Annex I.

     In connection with rendering its opinion, Cushman & Wakefield reviewed and relied on its analysis undertaken in connection with the Valuation and its appraisal work as a basis for establishing the fairness of the proposed Transaction. The analysis which Cushman & Wakefield conducted in preparing the Valuation is described in sections entitled 'SPECIAL FACTORS--Valuation of the Mall; Fairness Opinion--Factors Considered,' '--Valuation of the Mall; Fairness Opinion--Summary of Cushman & Wakefield's Methodology and Approaches to Value' and '--Valuation of the Mall; Fairness Opinion--Assumptions, Limitations and Qualifications of Cushman & Wakefield's Valuation,' which analysis is incorporated by reference herein.


     In its Fairness Opinion, dated October 29, 1997, Cushman & Wakefield advised the Partnership that in its opinion, the price per Unit reflected in the Transaction is fair, from a financial point of view, to the Limited Partners.



     As stated above, Cushman & Wakefield reviewed and relied on its analysis undertaken in connection with the Valuation and its appraisal work as a basis for establishing the fairness of the Transaction. Other methods could have been employed to test the fairness of the Transaction and yielded different results. In rendering its opinion, Cushman & Wakefield noted that it had not considered, and had not addressed, market conditions and other factors that, in an open-market transaction, could influence the selling price of the Mall and result in proceeds to the Limited Partners greater or less than the proposed price per Unit. Cushman & Wakefield also noted that it had not considered the price and trading history of other publicly-traded securities that might be deemed relevant due to the relative small size of the Transaction and the fact that there is no established trading market for the Units. Furthermore, Cushman & Wakefield noted that it had not compared the financial terms of the Transaction to the financial terms of other transactions that might be deemed relevant, given that the Transaction involves all cash to the Limited Partners.


     The General Partner does not expect that the Fairness Opinion will be updated by Cushman & Wakefield following the date of this Proxy Statement.

  Compensation


     Cushman & Wakefield was paid a fee of $13,500 by the Partnership, plus out-of-pocket expenses, for the Valuation, and $40,000 by the Partnership, inclusive of out-of-pocket expenses, for the Fairness Opinion. Cushman & Wakefield is also entitled to reimbursements for certain costs which may be incurred in connection with providing their services to the Partnership. The fees paid to Cushman & Wakefield in connection with the Valuation and the Fairness Opinion were negotiated by the General Partner. The Partnership has agreed to indemnify Cushman & Wakefield against certain liabilities arising out of its engagement to prepare and deliver the Valuation and the Fairness Opinion.


RECOMMENDATION OF THE GENERAL PARTNER

  Factors Considered

     THE GENERAL PARTNER BELIEVES THAT THE TERMS OF THE TRANSACTION ARE FAIR TO THE PARTNERSHIP AND THE LIMITED PARTNERS. THE GENERAL PARTNER RECOMMENDS THAT THE LIMITED PARTNERS VOTE 'FOR' THE TRANSACTION. In determining the fairness of the Transaction and its decision to recommend the Transaction, the General Partner considered each of the factors discussed below. Although the General Partner was unable to weigh each factor precisely, the factors are set forth below in their approximate order of importance:

  Factors in Favor of the Transaction:


     o The agreed upon value of the Mall was based, in part, on the fair market value of the Mall as determined by Cushman & Wakefield, an expert, independent appraiser, and an arm's length negotiation between the Purchaser and the General Partner on behalf of the Partnership. See the section entitled '--Valuation of the Mall; Fairness Opinion' for a detailed description of the Valuation, which considered the appraised fair market value of the Mall as of January 1, 1997. In considering the importance of this factor, the General Partner considered that Cushman & Wakefield was retained to conduct the Valuation on behalf of the Partnership, not the Purchaser, in connection with an annual valuation of the Mall pursuant to the Owner Partnership Agreement. Since the Purchaser was willing to pay a Purchase Price based on the appraised fair market value of the Mall as determined by an independent appraiser on an all cash basis, the General Partner concluded that such factor weighed heavily in favor of the fairness of the Transaction.

     o The fact that the Purchaser is willing to consummate the Sale on an all cash basis. This all cash transaction will allow substantially all of the Purchase Price, after payment or provision for payment of the Transaction Costs and all other outstanding and anticipated Partnership liabilities (including establishing reserves for any contingent or unforeseen liabilities or obligations), to be paid to the Limited Partners, which can thereafter be reinvested by the Limited Partners in other investments. An all cash transaction also significantly simplifies the Transaction and lowers Transaction Costs.


     o The fact that an opinion was received from Cushman & Wakefield stating that the price per Unit to be received by the Limited Partners in this Transaction is fair, from a financial point of view, to the Limited Partners. See the section entitled '--Valuation of the Mall; Fairness Opinion' for a discussion of the Fairness Opinion.


     o Reduced transaction costs, such as investment banking fees and third party real estate brokerage commissions, which could have approximated $1,500,000 to $2,500,000 in the aggregate, compared to the $737,000 in brokerage fees being paid to the General Partner or an affiliate. Such third party costs are not atypical in transactions similar to the Transaction.


     o The Transaction has been structured as a sale of the Interest and the General Partner's interest in the Owner Partnership (which in turn is the record owner of the Mall), rather than a sale of the underlying real estate. This structure was selected because under Maryland law, a transfer of real estate would have required the payment of approximately $2,000,000 in conveyance taxes, which are not applicable in the case of the transfer of the Interest. The net savings associated with this structure, which are being shared by the Purchaser and the Owner Partnership (with the Partnership and the General Partner receiving approximately $490,000, or 91% of the Owner Partnership's share, of the benefit), reduces the costs associated with the Transaction. See the section entitled 'TERMS OF THE TRANSACTION--The Purchase Agreement.'


     o The Purchaser is an affiliate of the Property Manager and, accordingly, is familiar with the Mall. This has permitted the Sale to be made on an 'as is' basis with respect to the Mall. As an 'as is' sale, the

        Partnership will not need to escrow or reserve substantial funds as is typically necessary with the sale of similar assets (other than the Partnership's agreement to maintain cash reserves of $500,000 for at least 60 days after the Closing Date). This will allow substantially all of the Purchase Price, after payment or provision for payment of the Transaction Costs and all other outstanding and anticipated Partnership liabilities (including establishing reserves), to be paid to the Limited Partners to be invested by the Limited Partners in other investments.

     o The fact that the Purchase Agreement permits the General Partner to terminate the Sale if it receives an alternative proposal to acquire the Mall or all or any portion of the Interest and determines that the failure to terminate the Sale might reasonably be expected to violate the General Partner's fiduciary duties to the Limited Partners, or if it determines that convening the Special Meeting, recommending that the Limited Partners approve the Transaction or using its reasonable efforts to obtain such approval might reasonably be expected to violate the General Partner's fiduciary duties to the Limited Partners. Such termination rights of the General Partner and certain termination payments payable in connection therewith are discussed in the section entitled 'TERMS OF THE TRANSACTION--Additional Agreements.'

     o The fact that the vote of a Majority-in-Interest of the Limited Partners is required to approve the Transaction.


     o The fact that the longer the Interest is held the greater the risk to the Partnership of renegotiation of leases at rental rates lower than market or current rates, as well as non-renewal and early termination of leases at the Mall. These risks are discussed in the section entitled '--Purpose of and Reasons for the Transaction.'


     o The longer the Interest is held, the more likely that a significant investment will be required for the renovation and/or expansion of the Mall. The Mall is likely to require a renovation and/or expansion within the next few years in order to maintain its competitive position, for which the Partnership may not have sufficient available funds and which might necessitate continued ownership of the Mall for several years to enable the Partnership to realize a return on such investment, which would expose the Limited Partners to additional market risk. These costs and risks are discussed in the section entitled 'SPECIAL FACTORS--Purpose of and Reasons for the Transaction.'

     o The high cost of operating the Partnership as a publicly-held entity. Over the past two years, the Partnership has spent approximately $210,300 and $186,500, respectively, on partnership administration expense and legal, accounting and tax advisory fees necessitated, in part, by on-going Federal securities law compliance.

     o  The lack of an established exchange or market for the Units which makes it extremely difficult for the Limited Partners to liquidate their investment.

     o The General Partner's industry knowledge regarding the marketability of the Mall and properties similar to the Mall.

  Factors Against the Transaction:


     o No unaffiliated representative was retained to act solely on behalf of the Limited Partners for the purpose of negotiating the Transaction. However, the Agreement was negotiated on an arm's length basis and separate counsel was retained on behalf of the Partnership and the General Partner, on the one hand, and the Purchaser, on the other hand. The Purchase Price was based, in part, on an independent appraisal and such independent appraiser rendered an opinion that the price per Unit to be received by the Limited Partners in this Transaction is fair, from a financial point of view, to the Limited Partners.


     o The Limited Partners may be unable to invest the cash received by them in connection with the Transaction in alternative investments that will generate a return equal to or greater than that generated by the investment in the Partnership.

     o After the consummation of the Sale, the Limited Partners will no longer have an ownership interest in the Interest or the Mall and thus will not share in any potential increases in their value.

     o There can be no assurances that a better offer for the acquisition of the Interest or the Mall may not be available now or in the future.

     o The Limited Partners may incur certain tax liabilities as a result of the Transaction. See 'ACCOUNTING ISSUES AND INCOME TAX CONSEQUENCES OF THE TRANSACTION.'

     The current value of the Mall as compared to its book value was not a significant factor in the General Partner's determination of the fairness of the terms of the Transaction because, in real estate transactions, book value is not considered an accurate representation of underlying market value.

  Conclusion

     After evaluation of each of the foregoing factors, the General Partner concluded that the factors weighing in favor of the Transaction outweighed the factors weighing against the Transaction. In particular, the General Partner concluded that, as with any investment decision, the potential disadvantages and risks of the Transaction are speculative, cannot be quantified and do not outweigh the benefits of the Transaction. THEREFORE, THE GENERAL PARTNER RECOMMENDS THAT THE LIMITED PARTNERS VOTE 'FOR' THE TRANSACTION.

APPRAISAL RIGHTS

     Neither Delaware law nor the Partnership Agreement provide rights of appraisal or similar rights to the Limited Partners who dissent from the vote of the majority in approving the Transaction. As a result, if Limited Partners holding a Majority-in-Interest of the Units approve the Transaction and the Transaction is consummated, the Partnership will be liquidated and all Limited Partners, including those who do not approve the Transaction, will receive initial and liquidating distributions pursuant to the terms of the Partnership Agreement.

COSTS ASSOCIATED WITH THE TRANSACTION

     The following is an itemized statement of the approximate amount of expenses incurred or estimated to be incurred by the Partnership in connection with the Transaction:


Legal fees..................................................   $  210,000
Fairness opinion and related expenses.......................       40,000
Printing and mailing costs..................................        8,500
Accounting fees.............................................       20,000
Proxy solicitation fees.....................................        1,300
Brokerage fee...............................................      737,000
Other, including filing fees(1).............................      285,220
                                                               ----------
Total.......................................................   $1,302,020



(1) Includes the Partnership's portion of certain expenses shared by the Partnership and the Purchaser in connection with the satisfaction of the $51,000,000 principal amount of the Owner Partnership's mortgage indebtedness on the Mall.



     All of the foregoing fees and expenses will be paid by the Partnership from cash from operations. Of such fees and expenses, $246,616 has been paid through October 23, 1997. No part of such funds is expected to be borrowed. In addition, the Partnership previously paid fees and related expenses of approximately $14,250 in connection with the Valuation. The cost of the Valuation was a necessary Partnership expense in accordance with the requirements of the Owner Partnership Agreement and, therefore, is not considered an expense of the Transaction.


                    SPECIAL MEETING OF THE LIMITED PARTNERS

SPECIAL MEETING; RECORD DATE


     Pursuant to the terms of the Partnership Agreement, the approval of the Limited Partners holding a Majority-in-Interest of the Units is required to approve the Transaction. A Special Meeting of the Limited Partners will be held on November 28, 1997, at the offices of the Partnership, 3 World Financial Center, 26th Floor, New York, New York 10285-2900, at 9:00 a.m., New York time, to consider and vote upon the Transaction. The Partnership Agreement provides that the General Partner may call a special meeting of the Limited Partners at any time, provided that the General Partner gives written notice of such meeting to all Limited Partners, and such meeting must be held no more than 60 days after the General Partner sends such notice to the Limited Partners. The close of business on October 28, 1997, has been established as the Record Date. A Limited Partner holding Units of record as of the Record Date will retain the right to vote on the proposals set forth herein even if such Limited Partner sells or transfers such Units after such date. As of the Record Date, the Partnership had outstanding and entitled to vote 4,575 Units, held of record by 1,648 Limited Partners. A list of the Limited Partners entitled to vote at the Special Meeting will be available for inspection at the executive offices of the Partnership at 3 World Financial Center, 29th Floor, New York, New York 10285-2900 following the Record Date. There are no quorum requirements with respect to the Special Meeting; however, if Limited Partners holding a Majority-in-Interest of the Units do not submit a proxy or vote in person at the Special Meeting in favor of the Transaction, the Transaction cannot be approved.


     All Limited Partners are invited to attend the Special Meeting. However, even those Limited Partners intending to attend the Special Meeting are requested to complete and return the enclosed proxy card promptly.

PROCEDURES FOR COMPLETING PROXIES

     Accompanying this Proxy Statement is a proxy card solicited by the General Partner on behalf of the Partnership for use at the Special Meeting and any adjournment(s) or postponements(s) thereof. When a proxy card is returned, properly executed, and is received prior to or at the Special Meeting and before the occurrence of the vote, and not revoked, the Units represented thereby will be voted at the Special Meeting by the proxy or proxies named therein in the manner specified on the proxy card. IT IS IMPORTANT THAT YOU MARK, SIGN AND DATE

YOUR PROXY CARD AND RETURN IT EITHER IN THE ENCLOSED, POSTAGE-PREPAID ENVELOPE OR BY FACSIMILE TO (212) 929-0308, ATTENTION: ROBERT MARESE, AS SOON AS POSSIBLE. Return of your proxy card prior to the Special Meeting does not prohibit you from attending the Special Meeting. To be properly executed, the proxy card must be signed by and bear the date of signature of the Limited Partner voting the Units represented thereby. All questions as to the validity of proxies will be determined by the General Partner, which determinations shall be final and binding. The General Partner reserves the right to waive any defects or irregularities in any proxy.


     Each Unit entitles the holder thereof to one vote with respect to the proxies solicited hereby. Only holders of record of Units on the Record Date may grant a proxy with respect to those Units. IF UNITS ARE HELD OF RECORD IN THE NAMES OF TWO OR MORE PERSONS, ALL SUCH PERSONS MUST SIGN THE PROXY CARD. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, YOUR FULL TITLE AS SUCH SHOULD BE PROVIDED. IF A CORPORATION IS THE HOLDER OF RECORD, THE PROXY SHOULD BE SIGNED BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP IS THE HOLDER OF RECORD, THE PROXY SHOULD BE SIGNED BY AN AUTHORIZED PERSON (A GENERAL OR MANAGING PARTNER OF THE PARTNERSHIP).



     A Limited Partner in favor of the Transaction should mark the 'FOR' box on the enclosed proxy card, date and sign the proxy and return it either in the enclosed, postage-prepaid envelope or by facsimile to (212) 929-0308, Attention:
Robert Marese, as soon as possible. If a proxy card is executed but no indication is made as to what action is to be taken, it will be deemed a vote 'FOR' the Transaction. By voting 'FOR' the Transaction by proxy, the holder of record of Units returning the proxy authorizes Joan B. Berkowitz and Robert J. Hellman, or either of them, to vote such holder's Units for the Transaction at the Special Meeting and any adjournment(s) or postponement(s) thereof.


     AS THE AFFIRMATIVE VOTE OF THE LIMITED PARTNERS HOLDING A MAJORITY-IN-INTEREST OF THE ISSUED AND OUTSTANDING UNITS IS NECESSARY TO APPROVE THE PROPOSED TRANSACTION, FAILURE TO RETURN A PROXY IN A TIMELY MANNER OR TO VOTE AT THE SPECIAL MEETING, OR ABSTENTION FROM VOTING, WILL HAVE THE SAME EFFECT AS A VOTE 'AGAINST' THE TRANSACTION.

     Questions and requests for assistance or for additional copies of this Proxy Statement and proxy card may be directed to the Partnership's Information Agent, MacKenzie Partners, Inc., 156 Fifth Avenue, 13th Floor, New York, New York 10010, toll-free (800) 322-2885 or (212) 929-5500 (collect). In addition to soliciting proxies by mail, proxies may be solicited in person and by telephone or facsimile transmission.

VOTE REQUIRED

     Pursuant to the terms of the Partnership Agreement, the vote of the Limited Partners owning a Majority-in-Interest of the Units is necessary to approve the Transaction. Each Unit entitles the holder to one vote on each matter submitted to a vote of the Limited Partners. If a Majority-in-Interest of the Limited Partners approve the Transaction and certain other conditions are met or waived, the Sale will be consummated and the Partnership will have sold its Interest in the Owner Partnership (and, indirectly, the Mall) to the Purchaser.

     In connection with certain tender offers which have previously been made for Units, the Partnership has entered into agreements with the offerors. Among other provisions, these agreements have provided that for a specified period of time, in the event of a vote of Limited Partners, the Units acquired pursuant to a tender offer will be voted for or against any proposal in the same percentages as the votes of the other Units. As of the date of this Proxy Statement, 227 Units are subject to such agreements.

     Pursuant to the terms of the Purchase Agreement, the General Partner has agreed that the Partnership will not be dissolved for at least 60 days after the Closing Date. Thereafter, the Partnership will be liquidated and dissolved at such time as the General Partner determines that all remaining Partnership assets are available for distribution and all Partnership obligations and liabilities have been paid or provided for. A vote in favor of the Transaction, therefore, includes a consent to both the Sale and the Liquidation.

SOLICITATION PROCEDURES


     The Partnership has retained MacKenzie Partners, Inc. to act as Information Agent (the 'Information Agent') and for advisory services in connection with this proxy solicitation. In connection therewith, the Information Agent will be paid reasonable and customary compensation and will be reimbursed for its reasonable out-of-pocket expenses. The cost of solicitation will be borne by the Partnership. See 'SPECIAL FACTORS--Costs Associated with the Transaction.'

     The Partnership will not pay any fees or commissions to any broker or dealer or other person (other than to the Information Agent) for soliciting proxies pursuant to this solicitation. Custodians, nominees and fiduciaries will be requested to forward the solicitation material to the customers for whom they hold Units, and the Partnership will reimburse them for reasonable mailing and handling expenses incurred by them in forwarding proxy materials to their customers.

REVOCATION OF PROXIES

     A proxy executed and delivered by a Limited Partner may subsequently be revoked by submitting written notice of revocation to the Partnership. A revocation may be in any written form validly signed by a Limited Partner as long as it clearly states that such Limited Partner's proxy previously given is no longer effective. To prevent confusion, the notice of revocation must be dated. Notices of revocation should be delivered to the Information Agent. A Limited Partner may also revoke its proxy by attending the Special Meeting and voting in person. If a Limited Partner signs, dates and delivers a proxy to the Partnership and, thereafter, on one or more occasions dates, signs and delivers a later-dated proxy, the latest-dated proxy card is controlling as to the instructions indicated therein and supersedes such Limited Partner's prior proxy as embodied in any previously submitted proxy card.

                            TERMS OF THE TRANSACTION

THE PURCHASE AGREEMENT


     The Partnership and the General Partner (collectively, the 'Sellers' and each a 'Seller') and the Purchaser entered into the Purchase Agreement dated as of July 31, 1997, as amended, pursuant to which the Partnership has agreed to sell and the Purchaser has agreed to purchase the Interest from the Partnership and the General Partner's interest in the Owner Partnership from the General Partner on the terms and subject to the conditions set forth therein. The summary of the Purchase Agreement which is set forth below is qualified in its entirety by reference to the complete form of Purchase Agreement, which is available for inspection and copying by any interested Limited Partner or its representative who has been so designated by the Limited Partner, at the Partnership's principal executive offices at 3 World Financial Center, 29th Floor, New York, New York 10285-2900, during regular business hours. A copy of the Purchase Agreement shall also be sent to any Limited Partner or duly designated representative thereof, at such Limited Partner's expense, upon request of such Limited Partner sent to MacKenzie Partners, Inc., 156 Fifth Avenue, 13th Floor, New York, New York 10010.


     The purpose of the Transaction is to transfer to the Purchaser the

Partnership's and the General Partner's beneficial ownership interest in the Mall. The Transaction has been structured as a sale of the Interest and the General Partner's general partnership interest in the Owner Partnership, representing ownership interests in the Owner Partnership (which in turn is the record owner of the Mall), rather than a sale of the underlying real estate. This structure was selected because under Maryland law, a transfer of the underlying real estate would have required the payment of approximately $2,000,000 in conveyance taxes, which are not applicable in the case of the transfer of the Interest. The net savings associated with this structure are being shared by the Owner Partnership and the Purchaser, with the Purchaser receiving approximately $1,500,000 of the benefit. The disproportionate allocation of the savings to the Purchaser reflects the fact that in purchasing an interest in the existing Owner Partnership, the Purchaser is exposed to potential liabilities relating to prior operations of the Mall and the Owner Partnership to which it would not be exposed had it simply purchased the Mall directly.

     Pursuant to the terms of the Purchase Agreement, and based upon an agreed value for the Mall of $81,000,000, the Purchaser proposes to purchase the Interest and the General Partner's general partnership interest in the Owner Partnership for $26,851,825 in cash and will pay an amount necessary to satisfy the $51,000,000 principal amount of the Owner Partnership's mortgage indebtedness on the Mall. The Partnership will receive $25,489,064 for its Interest and the General Partner will receive $1,362,761 for its general partnership interest in the Owner Partnership. The Purchase Price was allocated to provide each Seller with approximately the same proceeds such Seller would receive had the Transaction been structured as a sale of the Mall upon terms otherwise similar to the Transaction, and the resulting liquidation and dissolution of the Owner Partnership. See 'SPECIAL FACTORS--Effects of the Transaction--Effects on the General Partner.'



     The Purchase Price represents 91% of the $81,000,000 agreed value of the Mall after accounting for (i) the Purchaser's satisfaction of the $51,000,000 outstanding principal amount of the Owner Partnership's mortgage indebtedness on the Mall, and (ii) approximately $490,000 of the tax savings allocated to the Sellers based on the structure of the Transaction, less payment of the $1,362,761 purchase price for the General Partner's general partnership interest in the Owner Partnership. The agreed upon value of the Mall was based, in part, on the fair market value of the Mall as determined by Cushman & Wakefield and an arm's length negotiation between the Purchaser and the General Partner on behalf of the Partnership. See 'SPECIAL FACTORS--Valuation of the Mall; Fairness Opinion.' If the Closing Conditions, as hereinafter defined, are met or waived, the Sale is scheduled to close on the second business day following the date on which the Closing Conditions are first satisfied.


REPRESENTATIONS AND WARRANTIES OF THE PARTIES


     Pursuant to the Purchase Agreement, the Purchaser has represented and warranted to the Sellers that: (i) it is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York;
(ii) the Purchase Agreement has been and all other agreements and instruments to be entered into in connection therewith by the Purchaser have been or will be as of the date the Transaction closes (the 'Closing Date') duly entered into, and the Purchase Agreement and such other agreements and instruments are or will be the valid and binding agreements of the Purchaser, enforceable against it in accordance with their respective terms; (iii) it has the requisite power and authority to enter into the Purchase Agreement and perform its obligations thereunder; (iv) entering into the Purchase Agreement and the consummation of the transactions contemplated thereby will not require any action by or in respect of, or filing with, any governmental authority or any consent by any person under any contract, agreement or other document to which the Purchaser is a party; (v) entering into the Purchase Agreement will not conflict with any of the Purchaser's organizational documents, or contravene, conflict with or constitute a violation of any provision of any existing law, or material regulation, judgment, injunction, order or decree applicable to the Purchaser, or constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration of any material right or obligation of the Purchaser under any material agreement, contract or other instrument binding upon the Purchaser or under any material license, permit or other authorization held by the Purchaser or result in the creation of any lien on any material asset of the Purchaser; (vi) there is no action, investigation or proceeding pending or threatened against or affecting the Purchaser or the Purchaser's property which, if adversely determined, would materially affect the ability of the Purchaser to perform its obligations under the Purchase Agreement or to consummate the transactions contemplated thereby; (vii) no bankruptcy, insolvency, reorganization or similar action involving the Purchaser is pending or threatened; (viii) the Purchaser is purchasing the Interests for investment and not with a view to, or for sale in connection with, any distribution thereof; and (ix) the information provided by the Purchaser for inclusion in this Proxy Statement and each amendment and supplement hereof will not include any untrue or misleading statement of material fact.

     Pursuant to the Purchase Agreement, each Seller has represented and warranted to the Purchaser that: (i) the Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, and the General Partner is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (ii) the Purchase Agreement is and all other agreements and instruments to be entered into in connection therewith by such Seller have been or will be as of the Closing Date duly entered into by such Seller, and the Purchase Agreement and such other agreements and instruments are or will be the valid and binding agreements of such Seller, enforceable against such Seller in accordance with their respective terms; (iii) such Seller has the requisite power and authority to enter into the Purchase Agreement, subject, in the case of the Partnership, to the approval of a Majority-in-Interest of the Limited Partners; (iv) entering into the Purchase Agreement and the consummation of the transactions contemplated thereby will not require any action by or in respect of, or filing with, any governmental authority or any consent by any person under any contract, agreement or other document to which such Seller is a party, except in the case of the Partnership, the approval of a Majority-in-Interest of the Limited Partners, and except to the extent the consent of the Owner Partnership's existing lender is required; (v) entering into the Purchase Agreement will not conflict with any of such Seller's organizational documents, or contravene, conflict with or constitute a violation of any provision of any existing law, or material regulation, judgment, injunction, order or decree applicable to such Seller, or constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration of any material right or obligation of such Seller or the Owner Partnership under any material agreement, contract, other instrument binding upon such Seller or the Owner Partnership (subject to the consent of the Owner Partnership's existing lender to the extent it is required) or under any material license, permit or other authorization held by such Seller or result in the creation of any lien on any material asset of such Seller or on the Mall;
(vi) except as otherwise described in the Purchase Agreement, there is no action, proceeding or investigation pending, or to the best of such Seller's knowledge, threatened against or involving, such Seller, such Seller's property, the Owner Partnership or the Mall which, if adversely determined would materially affect the ability of such Seller to perform its obligations under the Purchase Agreement or consummate the transactions consummated thereby; (vii) no bankruptcy, insolvency, reorganization or similar action involving such Seller or the Owner Partnership is pending or threatened; (viii) such Seller has full right, title and interest in such Seller's general partnership interest in the Owner Partnership, free and clear of any liens; (ix) the Owner Partnership is a limited partnership duly formed and validly existing under the laws of the State of New York; (x) there have been no material adverse changes in the Owner Partnership's financial condition since the date of the most recent financial statements of the Partnership provided pursuant to the Purchase Agreement; (xi) except as otherwise described in the Purchase Agreement, the Owner Partnership has no material liabilities other than those disclosed on the financial statements of the Partnership provided pursuant to the Purchase Agreement and other than liabilities incurred in the ordinary course of the Owner Partnership's business; (xii) except for the Mall and assets incidental to the operation of the Mall as reflected in the financial statements of the Partnership provided pursuant to the Purchase Agreement, and except for revenues held pending distribution to its partners, the Owner Partnership has no assets,
(xiii) the Owner Partnership's existing lender has not declared a default under the Owner Partnership's existing deed of trust or existing loan, and, to the knowledge of Sellers, no condition exists that would constitute a default by the Owner Partnership under the Owner Partnership's existing deed of trust or the existing loan; (xiv) to the knowledge of such Seller, all of the material contracts and agreements by which the Owner Partnership is bound are in full force and effect; (xv) the Partnership has 4,575 outstanding Units; (xvi) other than the Purchase Agreement, neither the Owner Partnership nor such Seller has entered into any agreement whereby any person has any rights to acquire any property of the Owner Partnership, including the Mall; (xvii) except as otherwise described in the Purchase Agreement, no taxes that have been assessed or claimed against the Owner Partnership and which are due and payable are unpaid and the Owner Partnership has filed all required tax returns and reports and has paid all taxes required to be paid, except for such taxes as are being contested in good faith; (xviii) to such Seller's knowledge, the Owner Partnership has received no notice of any pending condemnation or public improvements to the Mall or notice that the Mall is in violation of any present zoning laws or regulations; (xix) such Seller is not insolvent and will not be rendered insolvent by the transactions contemplated by the Purchase Agreement; and (xx) this Proxy Statement and each amendment and supplement hereof will not include any untrue or misleading statement of a material fact. The Purchase Agreement provides that, except as expressly set forth therein, the condition and operations of the Mall shall be 'AS IS, WHERE IS' on the Closing Date. The Purchaser represents and warrants that it is purchasing the Interest and the general partnership interest of the General Partner based on its own independent investigation except for the Sellers' representations and warranties in the Purchase Agreement. Pursuant to the Purchase Agreement, the Sellers shall not be liable to the Purchaser for representations or warranties regarding any matters pertaining to the Mall of which the Property Manager was aware or reasonably should have been aware on the date of the Purchase Agreement.

ADDITIONAL AGREEMENTS

     The Sellers have agreed that prior to the Closing Date, neither the Owner Partnership nor the Sellers will solicit, initiate or knowingly encourage the submission of any proposal to acquire the capital stock of the General Partner or the Units or all or any portion of the general partnership interest in the Partnership or all or any portion of the fee interest in the Mall or a leasehold interest in all or substantially all of the Mall or all or any portion of the Interests (an 'Alternative Proposal'); however, the Sellers may participate in discussions or negotiations with, and may furnish information to, any third party which seeks, without a violation of the foregoing agreement, to engage in such discussions or negotiations or requests such information, if the General Partner determines that failing to engage in such discussions or negotiations or to provide such information might reasonably be expected to violate its fiduciary duties to the Limited Partners; and the General Partner may take and disclose to the Limited Partners a position as contemplated by Rules 14d-9 and 14e-2 under the Exchange Act with respect to any tender offer and make such disclosure to the Limited Partners as may be required under applicable law. If an Alternative Proposal is commenced, publicly proposed, publicly disclosed or otherwise communicated to the General Partner, and the General Partner determines that the failure to take such action might reasonably be expected to violate its fiduciary duties to the Limited Partners, the General Partner may withdraw or modify its approval or recommendation of the Purchase Agreement or the transactions contemplated thereby, approve or recommend or enter into an agreement with respect to an Alternative Proposal, terminate the Purchase Agreement and/or make disclosures under Federal and other applicable securities laws and take such other actions as the General Partner deems necessary or appropriate. The General Partner has agreed to advise the Purchaser of any inquiries or proposals it receives relating to an Alternative Proposal, unless the General Partner determines that doing so might reasonably be expected to violate its fiduciary duties to the Limited Partners.

     The General Partner has agreed, in accordance with applicable law and the Partnership Agreement, to convene the Special Meeting, recommend that the Limited Partners approve the Purchase Agreement and use its reasonable efforts to obtain such approval; however, the General Partner may withdraw or modify its approval or recommendation of the Purchase Agreement or the transactions contemplated thereby or terminate the Purchase Agreement if the General Partner determines that convening the Special Meeting, making such recommendation or using its reasonable efforts to obtain the approval of the Limited Partners might reasonably be expected to violate its fiduciary duties to the Limited Partners.

     The Sellers have agreed to reimburse to the Purchaser certain costs actually incurred by the Purchaser in connection with the Purchase Agreement, including the expenses of the Purchaser's prospective lenders which the Purchaser has actually paid in connection with the Purchase Agreement either prior to or within 60 days after the date the Purchase Agreement is terminated and any non-refundable fees the Purchaser has paid for loan commitments obtained in connection with the Purchase Agreement, if the Purchase Agreement is terminated for any of the following reasons: (i) either Seller has furnished information, or entered into discussions or negotiations, with respect to an Alternative Proposal and the General Partner does not reaffirm its favorable recommendation of the Transaction to the Limited Partners; (ii) an Alternative Proposal is commenced and the General Partner terminates the Purchase Agreement based on its determination that the failure to terminate the Purchase Agreement might reasonably be deemed to violate its fiduciary duties to the Limited Partners; (iii) the Purchase Agreement is terminated by the Sellers or the Purchaser and at such time the Purchaser is ready, willing and able to close and either Seller is not ready, willing and able to close; or (iv) the Purchase Agreement is terminated by the Purchaser because a governmental authority has taken action to restrain, enjoin or otherwise prohibit the consummation of the Purchase Agreement where the governmental action arises as a result of a default by either Seller under, or a breach by either Seller of a representation, warranty or covenant of, the Purchase Agreement (which default or breach is not caused by any act or omission (where such party has a duty to act) of the Property Manager or the Purchaser or as a result of any information provided to the Sellers by the Property Manager or the Purchaser).

     If, as of the Closing Date, the Owner Partnership does not own the fee interest in the Mall free and clear of all Liens except the Permitted Encumbrances, as defined below, the Purchaser has the option of either terminating the Purchase Agreement, in which event the Purchaser's deposits shall be returned to the Purchaser and the Sellers shall reimburse the Purchaser for the Purchaser's net cost of title examination, or accepting such title without any reduction of, or credit or allowance against, the Purchase Price. Except as otherwise provided in the Purchase Agreement, the Purchaser will not have the option to terminate the Purchase Agreement with respect to any encumbrance which is shown on the title insurance commitment and attached to the Purchase Agreement on a schedule of permitted encumbrances (the 'Permitted Encumbrances'). In the event any such defect exists, the Sellers will have the option, but will not be obligated, to extend the Closing Date to the earlier of (x) 45 days after the Closing Date or (y) the date as of which the Purchaser's loan commitment from its mortgage lender expires, to provide the Sellers with the opportunity to cure any such title defect.

     Between the date of the Purchase Agreement and the Closing Date, unless the

Purchase Agreement is terminated, the Partnership has agreed not to issue any Units or other equity interests in the Partnership.

     Pursuant to the Purchase Agreement, the Partnership has agreed not to dissolve for at least 60 days after the Closing Date and to retain $500,000 of undistributed cash for at least such 60-day period. Provided that the Partnership retains at least $500,000 for such 60-day period, the Purchaser has agreed that it will not seek to recover any amounts distributed by the Partnership to its partners.


     As of and after the Closing Date, the parties have agreed to prorate, as of the Closing Date, and in accordance with the procedures set forth in the Purchase Agreement, (i) all base or fixed rents ('Basic Rents'), (ii) any escalations or pass-throughs of operating expenses, taxes and other similar expenses ('Additional Rents'), (iii) any prepaid Basic Rents or Additional Rents received from all tenants and occupants of the Mall, (iv) any taxes, utilities, assessments and operating expenses of the Owner Partnership relating to the Mall and (v) the fees payable by the Owner Partnership to the Property Manager under the Management Agreement. Amounts payable by tenants and occupants of the Mall relating to sales made or gross receipts realized during the reporting year in which the Closing Date occurs ('Percentage Rents') shall be adjusted within 30 days of receipt of such amounts from the applicable tenants of the Mall in accordance with the procedures set forth in the Purchase Agreement. For a period of nine months from the Closing Date, the Owner Partnership will use reasonable efforts (excluding retention of attorneys) to collect, but shall not be liable for the failure to so collect, (i) all past due rent, and (ii) all Additional Rents on and after the Closing Date which are not due and payable on the Closing Date in the usual course of operation of the Mall, and 91% (reflecting the Sellers' 91% interest in the Owner Partnership) of any such amounts shall be paid to the General Partner for the benefit of the Sellers after deducting the reasonable expenses incurred in connection with the collection thereof and the payment of applicable management fees to the Property Manager. The Owner Partnership has assigned to the Sellers all rights relating to all Basic Rents, Additional Rents and Percentage Rents which are owed by non-occupants of the Mall on the Closing Date for any period prior to the Closing Date, including the right to collect such rents and charges, with respect to which amounts no management fees are payable to the Property Manager, and there will be no proration between the parties, except that upon receipt of any such amounts the Sellers will remit 9% thereof to SFN (reflecting SFN's 9% interest in the Owner Partnership), after deducting the reasonable expenses incurred in connection with the collection of such amounts. Unless otherwise agreed between the Purchaser and the Sellers, the foregoing adjustments will continue through December 31, 1998, as such date may be extended by the Sellers from time to time. Pursuant to the Amendment, in satisfaction of the Sellers' rights in the Purchase Agreement to receive Percentage Rents, the Purchaser and the Sellers have agreed that the Sellers will receive 91% of the Percentage Rents payable by Sears and Value City, two anchor tenants at the Mall, relating to the 1997 reporting year as and when such amounts are received by the Owner Partnership; and the Purchaser has agreed to cause the Owner Partnership to pay to the Sellers 91% of any other Percentage Rents allocable to the period through and including the Closing Date, as and when received by the Owner Partnership during the earlier of the six-month period after the Closing or the date that Eastern and Eastpoint shall have dissolved, up to a maximum of $100,000 in the aggregate.


     Except as expressly set forth in the Purchase Agreement, all costs and expenses incurred in connection with the Purchase Agreement will be paid by the party incurring such cost or expense.


     Under the terms of the Owner Partnership's loan agreement with its mortgage lender, the Owner Partnership's mortgage indebtedness on the Mall may not be prepaid until November 30, 1998. Prior to that time, the Owner Partnership is permitted to obtain a release and reconveyance of the mortgage on the Mall and the assignment of rents and leases affecting the Mall (but no other collateral securing the indebtedness) by providing the existing lender with substitute cash collateral (the 'Cash Collateral') in the amount of (i) the $51,000,000 principal amount of indebtedness and (ii) prepaid interest on such indebtedness through November 30, 1998. The Purchaser has agreed to pay an amount necessary to obtain a release and reconveyance of the mortgage, and in connection therewith the Master Servicing Agent Agreement provides that an entity organized by the Purchaser (the 'New Borrower') will assume the obligations of the Owner Partnership under the indebtedness, which will be secured by the Cash Collateral provided by the Purchaser. In connection with this assumption, the New

Borrower will become entitled to direct the payment of a loan reserve (currently in an amount of approximately $1,400,000) established as additional collateral for the mortgage indebtedness. The funds in the loan reserve will be released on or about November 30, 1998, the first permitted prepayment date of the mortgage indebtedness. In consideration of the transfer of the rights with respect to the loan reserve from the Owner Partnership to the New Borrower, and to enable the Sellers to receive a payment earlier than November 30, 1998, in respect of the loan reserve, the Purchaser has agreed to pay to the Sellers approximately $1,000,000 on the Closing Date. The actual amount paid will be 71.65 percent of the amount in the loan reserve on the Closing Date but will not exceed $1,015,000.



CONDITIONS TO CLOSING THE TRANSACTION


     The obligations of the Purchaser and the Sellers to effect the Transaction are subject to the fulfillment on or before the Closing Date of a number of conditions (the 'Closing Conditions'), which may be waived by the appropriate party or parties, as described in this subsection.

     The respective obligations of each party to effect the Transaction are subject to the fulfillment on or before the Closing Date of each of the following conditions, which may be waived by each party: (i) all the terms, agreements and conditions of the Purchase Agreement to be complied with, performed or fulfilled by the other party at or prior to the Closing shall have been complied with, performed and fulfilled in all material respects; (ii) the representations and warranties of the other party in the Purchase Agreement shall be true and correct in all material respects at the date of the Purchase Agreement and true and correct in all material respects at and as of the Closing Date as if made as of the Closing Date, except to the extent any of such representations and warranties specifically relate to an earlier date; (iii) each party shall have furnished a certificate of an authorized signatory to evidence compliance with the conditions set forth in clauses (i) and (ii) and certifying the names and true signatures of the officers or authorized signatories of such party authorized to sign the documents to which such party is a party; (iv) such party shall have received all documents such party may reasonably request relating to the existence and good standing of the other party and the authority of the other party for the Purchase Agreement; and (v) such party shall receive a legal opinion of the other party's counsel dated as of the Closing Date.


     In addition, the Purchaser's obligation to effect the Transaction is subject to the fulfillment of each of the following conditions, which may be waived by the Purchaser: (i) the Sellers and the Owner Partnership shall have delivered all of the certificates, documents and instruments required by the Purchase Agreement; (ii) the Property Manager shall have furnished estoppel certificates from all tenants of the Mall leasing premises over 10,000 square feet, and tenants of the Mall leasing at least 75% of the remaining leaseable area of the Mall (unless the Purchaser and the Sellers agree on indemnities or other forms of assurance to provide the Purchaser the substantial equivalent of the missing estoppel certificate(s)); (iii) after the date of the Purchase Agreement and prior to the Closing Date, no petition seeking an order for relief shall have been filed by or against any anchor tenant of the Mall under the Federal Bankruptcy Code; (iv) after the date of the Purchase Agreement and prior to the Closing Date, no casualty damage which would cost in excess of $500,000 to repair shall have occurred with respect to the Mall; (v) as of the Closing Date, no provision of any applicable law or regulation shall prohibit the consummation of the Closing or the transactions contemplated by the Purchase Agreement, and no action, suit, investigation or proceeding brought by any person or governmental authority shall be pending or, to the knowledge of the parties to the Purchase Agreement, threatened, before any governmental authority to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of the Purchase Agreement or the consummation of the transactions contemplated thereby, and no order, decree or judgment of any governmental authority shall have been issued restraining, prohibiting, restricting or delaying the consummation of the transactions contemplated by the Purchase Agreement, and no insolvency proceeding of any character affecting the Sellers shall be pending, and the Sellers shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings; (vi) except in specified circumstances, on the Closing Date, the outstanding principal balance of the Owner Partnership's existing loan shall be $51,000,000; (vii) at Closing the Purchaser and the Sellers shall have received a statement from the Owner Partnership's mortgage lender confirming the outstanding principal balance of the Owner Partnership's mortgage indebtedness and the amount in the loan reserve on the Closing Date; (viii) on the Closing Date, the Owner Partnership shall be the owner of the Mall free and clear of all Liens except the Permitted

Encumbrances; (ix) on the Closing Date, no environmental problem as defined in the Purchase Agreement shall exist; (x) on or prior to the Closing Date, the Sellers shall have resolved certain litigation filed on January 23, 1996, by Harbor City Contractors, Inc. against the Owner Partnership, in a manner that is reasonably acceptable to the Purchaser; and (xi) as of the Closing Date, all of the transactions described in the Master Servicing Agent Agreement shall have occurred.



     In addition, the obligation of each Seller to effect the Transaction is subject to the fulfillment on or before the Closing Date of each of the following conditions, which may be waived by each Seller: (i) the Purchaser, SFN and the Property Manager shall have delivered all of the certificates, documents and instruments required by this Agreement; (ii) a favorable opinion of Cushman & Wakefield as to the fairness to the Limited Partners, from a financial point of view, of the Transaction, dated the date of this Proxy Statement, shall have been delivered to the Partnership; (iii) a Majority-in-Interest of the Limited Partners shall have duly approved the Purchase Agreement and the transactions contemplated thereby in accordance with the Partnership Agreement; (iv) as of the Closing Date, no provision of any applicable law or regulation shall prohibit the consummation of the Closing and the transactions contemplated by the Purchase Agreement, and no action, suit, investigation or proceeding brought by any person or governmental authority shall be pending or, to the knowledge of the parties to this Agreement, threatened, before any governmental authority to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of the Purchase Agreement or the consummation of the transactions contemplated thereby, and no order, decree or judgment of any governmental authority shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Purchase Agreement; (v) no insolvency proceeding of any character affecting the Purchaser shall be pending, and the Purchaser shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings; (vi) to the extent necessary, the Owner Partnership's existing lender shall have consented to the transfer of the Interest (which consent may be conditioned on the prepayment of the Owner Partnership's existing loan); and (vii) as of the Closing Date, all of the transactions described in the Master Servicing Agent Agreement shall have occurred.


TERMINATION OF THE PURCHASE AGREEMENT


     The Purchase Agreement may be terminated and the Transaction contemplated thereby may be abandoned upon two business days' written notice: (i) by the Purchaser or either Seller at any time after December 31, 1997; provided that, at either Seller's request, if the Purchaser is able to obtain an extension of the commitment of the Purchaser's mortgage lender to January 15, 1998, such date shall be extended to January 15, 1998; (ii) by mutual agreement of all parties at any time; (iii) by either Seller in the event an Alternative Proposal is commenced, publicly proposed or communicated to the General Partner, and the General Partner determines that the failure to terminate the Purchase Agreement might reasonably be deemed to violate its fiduciary duties to the Limited Partners or the General Partner otherwise determines that convening the Special Meeting, recommending that the Limited Partners approve the Purchase Agreement or using its reasonable efforts to obtain such approval might reasonably be deemed to violate its fiduciary duties to the Limited Partners; (iv) by the Purchaser or either Seller if any governmental authority shall have issued an order, decree, judgment or other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Purchase Agreement and such order, decree or other action shall have become final and non-appealable; (v) by the Purchaser if an insolvency proceeding of any character affecting the General Partner or the Partnership shall be pending, or if the General Partner or the Partnership shall have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings; (vi) by either Seller if an insolvency proceeding of any character affecting the Purchaser shall be pending, or if the Purchaser shall have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings; (vii) by either Seller or the Purchaser if a Majority-in-Interest of the Limited Partners do not approve the Transaction; or (viii) by either Seller in the event Sellers do not receive a fairness opinion from Cushman & Wakefield dated the date this Proxy Statement is distributed to the Limited Partners.



     In the event the Purchase Agreement is terminated, the Purchaser will be entitled to a return of the Purchaser's deposits, together with interest earned thereon, except in the case of a termination pursuant to clause (i) of the preceding paragraph by either Seller if the Sellers are ready, willing and able to close or by the Purchaser if the Purchaser is not ready, willing and able to close, and except in the case of a termination because all of the transactions described in the Master Servicing Agent Agreement have not occurred solely as a result of a default by the Purchaser under, or a breach by the Purchaser of, a representation, warranty or covenant of the Purchase Agreement. If such condition is not satisfied for any other reason, the Purchaser shall be entitled to receive one-half of the Initial Deposit and one-half of the Closing Deposit, together with one-half of the interest earned thereon, if any, and the Sellers shall be entitled to receive the remainder of the Initial Deposit and the Closing Deposit and the remainder of any interest thereon.


AMENDMENT OF THE PURCHASE AGREEMENT

     Any provision of the Purchase Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by the Purchaser and each Seller, or in case of a waiver, by the party against which such waiver is sought to be enforced.


DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP


     If the Transaction is approved by the Limited Partners and certain other conditions to the Sale are met or waived, the Sale will be consummated and the Partnership will have sold its Interest in the Owner Partnership (and, indirectly, in the Mall) to the Purchaser. Pursuant to the terms of the Purchase Agreement, the General Partner has agreed that the Partnership will not be dissolved for at least 60 days after the Closing Date and to retain $500,000 of undistributed cash for at least such 60-day period. Thereafter, the Partnership will be liquidated and dissolved at such time as the General Partner determines that all remaining Partnership assets are available for distribution and all Partnership obligations and liabilities have been paid or provided for. The General Partner estimates that Limited Partners will receive distributions of approximately $6,800 per Unit as a result of the Sale and the Partnership's ultimate dissolution, representing (i) net proceeds of the Sale (after paying or providing for payment of Transaction Costs) of approximately $5,200 per Unit and
(ii) additional Partnership cash (after paying or providing for payment of outstanding and anticipated Partnership liabilities), which the Partnership estimates will be approxiamtely $1,600 per Unit. The availability of funds for distribution of additional Partnership cash reserves will be determined, in part, based on the collection after the Closing of certain rental and other payments due from tenants at the Mall adjusted as of the Closing Date. In order to collect such funds sooner than they would otherwise be paid, the Partnership may accept discounted payments with respect to amounts due, which would result in Limited Partners receiving their liquidating distribution sooner than would otherwise be the case but could reduce the amount of such liquidating distribution. The actual amount of the distributions to be paid to the Limited Partners will be calculated after paying or providing for payment of all Transaction Costs and all other outstanding and anticipated Partnership liabilities (including establishment of reserves for any contingent or unforeseen liabilities or obligations). See the section entitled '--Determination of Cash Available for Distribution.' Based on the estimated distributions to be made to the Limited Partners as a result of this Transaction, Limited Partners will receive an amount in excess of their Preferred Return as defined under the Partnership Agreement.



     The General Partner or an affiliate will receive a brokerage fee of $737,000 in connection with the Transaction, and the General Partner will receive a liquidating distribution of approximately $200,000 in the aggregate, in accordance with the terms of the Partnership Agreement. Any increase or decrease in total Partnership distributions based on funds collected after the Closing and the amount required to pay or provide for payment of the Partnership's obligations or liabilities will increase or decrease the General Partner's liquidating distribution pro rata with the Limited Partners in accordance with the Partnership Agreement. See 'CONFLICTS OF INTEREST.'



     It is estimated that, for income tax purposes, each Limited Partner will be allocated approximately $7,300 of gain per Unit in 1997. Each Limited Partner may recognize capital gain upon the sale of the Interest. See 'ACCOUNTING ISSUES AND INCOME TAX CONSEQUENCES OF THE TRANSACTION.'


     The initial distributions of cash to the Limited Partners are contemplated to occur within 60 days of the consummation of the Transaction, and a final liquidating distribution of reserves not utilized to meet Partnership obligations or liabilities will be made at such time as determined by the General Partner. There can be no assurance regarding the timing of such distributions as circumstances beyond the control of the Partnership could affect the determination of contingent liabilities of the Partnership and/or the timing of the Partnership's dissolution and liquidation and therefore the timing, as well as the amount, of distributions to the Limited Partners. The General Partner intends to conclude the liquidation and winding up of the Partnership as soon as possible after the expiration of the 60-day period after the Closing Date.

DETERMINATION OF CASH AVAILABLE FOR DISTRIBUTION


     The agreed upon value of the Mall of $81,000,000 was based, in part, on the fair market value of the Mall as determined by Cushman & Wakefield, an independent appraiser, and an arm's length negotiation between the Purchaser and the General Partner on behalf of the Partnership. The Purchaser proposes to purchase the Interest and the General Partner's general partnership interest in the Owner Partnership for $26,851,825 in cash and will pay an amount necessary to satisfy the $51,000,000 principal amount of the Owner Partnership's mortgage indebtedness on the Mall. The Partnership will receive $25,489,064 for its Interest and the General Partner will receive $1,362,761 for its general partnership interest in the Owner Partnership. The Purchase Price was allocated between the Partnership and the General Partner to provide each Seller with approximately the same proceeds such Seller would receive had the Transaction been structured as a sale of the Mall upon terms otherwise similar to the Transaction, and the resulting liquidation and dissolution of the Owner Partnership. The Purchase Price represents 91% of the $81,000,000 agreed value of the Mall after accounting for (i) the Purchaser's satisfaction of the $51,000,000 outstanding principal amount of the Owner Partnership's mortgage indebtedness on the Mall, and (ii) approximately $490,000 of the tax savings allocated to the Sellers based on the structure of the Transaction, less payment of the $1,362,761 purchase price for the General Partner's general partnership interest in the Owner Partnership. See 'SPECIAL FACTORS--Effects of the Transaction--Effects on the General Partner.' Cash and cash equivalents held by the Partnership are anticipated to be approximately $7,330,000. The availability of funds for distribution of additional Partnership cash reserves will be determined, in part, based on the collection after the Closing of certain rental and other payments due from tenants at the Mall adjusted as of the Closing Date. In order to collect such funds sooner than they would otherwise be paid, the Partnership may accept discounted payments with respect to amounts due, which will result in Limited Partners receiving their liquidating distribution sooner than would otherwise be the case but could reduce the amount of such liquidating distribution. The General Partner has estimated that Transaction Costs (as detailed in the section entitled 'SPECIAL FACTORS--Costs Associated with the Transaction') and estimated wind-up costs and other outstanding and anticipated liabilities of the Partnership net of remaining earnings of the Partnership will be $1,302,020. The General Partner estimates the ultimate cash available for distribution to be as follows:



Total Purchase Price.......................................   $26,851,825
     Purchase Price of Interest............................   $25,489,064
     Purchase Price of General Partner's general
       partnership interest................................   $ 1,362,761
Projected cash and cash equivalents as of December 15, 1997
  (estimated)..............................................   $ 7,330,000
                                                              -----------
     Total.................................................   $34,181,825
Transaction costs, estimated wind-up costs and other
  liabilities net of remaining earnings....................   ($1,302,020)
                                                              -----------
Estimated cash available for distribution..................   $32,879,805
     To the Limited Partners...............................   $31,321,163
     To the General Partner................................   $ 1,558,642



     Based on the number of issued Units, the estimated cash available for distribution is approximately $6,800 per Unit. However, pursuant to Section V of the Partnership Agreement, cash will be distributed to the Limited Partners in accordance with their positive capital accounts, after allocation of gains and losses from the operations of the Partnership and the sale of the Interest.

     The cash available for distribution will be adjusted for changes occurring prior to the Closing Date in the items set forth above and will be based, in part, on the collection of certain amounts after the Closing, as described above.



     The General Partner or an affiliate will receive a brokerage fee of $737,000 from the Partnership in connection with the Transaction, and the General Partner will receive a liquidating distribution of approximately $200,000 in the aggregate, in accordance with the terms of the Partnership Agreement. Any increase or decrease in total Partnership distributions based on funds collected after the Closing and the amount required to pay or provide payment of the Partnership's obligations or liabilities will increase or decrease the General Partner's liquidating distribution pro rata with the Limited Partners in accordance with the Partnership Agreement. See 'CONFLICTS OF

INTEREST.'


REGULATORY APPROVALS

     The Partnership is not aware of any approval or other action by any Federal, state or local governmental authority that would be required for consummation of the Transaction. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought.

                             ACCOUNTING ISSUES AND
                   INCOME TAX CONSEQUENCES OF THE TRANSACTION

ACCOUNTING ISSUES


     If the Transaction is approved and the remaining conditions to the Sale are met or waived, the Partnership will: (i) receive from the Purchaser the purchase price of $25,489,064 in exchange for the Interest; (ii) pay all of the Transaction Costs; (iii) pay or make provisions for the payment of all other Partnership liabilities (including the establishment of reserves for contingent or unforeseen liabilities or obligations); and (iv) distribute to the Limited Partners remaining cash from the sale of the Interest plus cash on hand by way of an initial and a liquidating distribution. An initial distribution is contemplated to occur within 60 days of the consummation of the Transaction, and a final liquidating distribution of reserves not utilized to meet Partnership obligations or liabilities will be made at such time as determined by the General Partner.



     The Partnership will prepare financial statements in accordance with generally accepted accounting principles as of and through the date of the dissolution of the Partnership and will engage its independent auditors to audit the financial statements. It is anticipated that the Transaction, as proposed, will result in a gain for financial reporting purposes.


FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

     The following is a summary of the material Federal income tax consequences which may affect a Limited Partner resulting from the Transaction and subsequent liquidation of the Partnership. It would be impractical to discuss all aspects of Federal, state and local income tax laws which may affect the Federal income tax consequences described herein and no attempt has been made to do so. This summary is not intended as a substitute for careful tax planning, particularly because the Federal income tax consequences of an investment in partnerships such as the Partnership are often dependent on a variety of factors, and the impact of such factors may vary from Limited Partner to Limited Partner according to its own particular tax situation. THEREFORE, EACH LIMITED PARTNER SHOULD SATISFY ITSELF AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION DESCRIBED HEREIN BY OBTAINING GUIDANCE FROM HIS OR HER OWN TAX ADVISOR.


     The following summary is based on the Internal Revenue Code of 1986, as amended to date (the 'Code'), the legislative history of the Code, existing and proposed regulations thereunder, judicial decisions and current administrative rulings and practices. No assurance can be given that legislative, judicial or administrative changes may not be forthcoming which would affect the accuracy of this summary. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date of such changes. Capitalized terms not defined herein have the same meanings as in the Partnership Agreement.

     The following discussion is primarily applicable to Limited Partners other than tax-exempt organizations (such as Limited Partners who are holding their Units in employee trusts, institutional retirement accounts and Keogh plans). These Limited Partners should pay particular attention to the discussion under the heading '--Exempt Employee Trusts and Individual Retirement Accounts; Unrelated Business Taxable Income.'

     Limited Partners should be aware that the Internal Revenue Service (the 'Service') may not agree with certain of the conclusions reached herein and that, if challenged by the Service, such conclusions might not be sustained by the courts. If the tax treatment accorded to one or more items is disallowed, Limited Partners may be assessed for additional taxes along with interest and penalties in future years.

     In addition, it should be noted that the Limited Partners may be subject to taxes other than Federal income taxes, such as state and local income or franchise taxes and estate or inheritance taxes which may be imposed by various jurisdictions.

  Taxation of Limited Partners in General

     The Partnership is a partnership for Federal income tax purposes and therefore is not subject to Federal income tax; rather, each Limited Partner is required to take into account its distributive share of the Partnership's income, gains, losses, deductions, credits and tax preference items in computing such Limited Partner's Federal income tax liability for any taxable year of the Partnership ending within or with the taxable year of such Limited Partner, without regard to whether the Limited Partner has received or will receive any distribution from the Partnership. Such distributive share is required to be reported by the Partnership to each Limited Partner on the Schedule K-1; each Limited Partner is required to report consistently with such Schedule K-1 unless it discloses any inconsistent position to the Service when it files its Federal income tax return. A Limited Partner's distributive share of the Partnership's income or loss is determined in accordance with the allocations set forth in the Partnership Agreement. See '--Allocation of Partnership Income and Losses.'

  Limited Partner's Gain Upon the Sale of the Interest

     Each Limited Partner will be required to include in its income for Federal income tax purposes its allocable share of the gain realized by the Partnership upon the disposition by the Partnership of the Interest pursuant to the

Transaction. Such gain will be reportable by a Limited Partner whether or not the Partnership distributes the net proceeds from the sale of the Interest. The character of the gain realized upon the sale of the Interest will be considered as gain from the sale of a capital asset, except that certain portions of such gain may be 'recaptured' as ordinary income. Each Limited Partner will net its capital gains from all sources, including its allocable share of such gains realized by the Partnership. If such net capital losses exceed the net capital gains, the Limited Partner's use of the net capital losses may be limited. If such net capital gains exceed the net capital losses, the overall gain is included in income but subject to a tax rate which may differ from that on ordinary income.


     The Taxpayer Relief Act of 1997 (the 'Act') signed into law on August 5, 1997, lowered the maximum tax rates on capital gain for sales or exchanges after May 6, 1997, and which have been held for greater than 18 months. For depreciable real property, a portion of the capital gain representing prior depreciation is 'recaptured' and is taxed at a maximum rate of 25%. Any gain in excess of prior depreciation is taxed at a maximum rate of 20%. The Act allows the Treasury Department to issue regulations coordinating the capital gain provisions with other rules involving the treatment of sales and exchanges by pass-through entities and of interests in those entities. Code section 751 currently provides for recharacterization of gain on a sale of a partnership interest where part of the proceeds is attributable to the partner's share of unrealized receivables or inventory items of the partnership, including depreciation recapture. Consistent with such current treatment involving sales or exchanges of partnership interests, the Partnership anticipates that the Treasury Department will issue regulations that would look to 'recapture' depreciation on real property held by the Owner Partnership in determining which portion of the gain on the sale of the Interest is subject to the 25% and 20% rates and that such regulations will be retroactive to May 7, 1997. Assuming that the Treasury Department issues such regulations, approximately 60% of the capital gain allocated to the Limited Partners would be subject to 'recapture' at the 25% rate and 40% would be subject to 'recapture' at the 20% rate.

  Allocation of Partnership Income and Losses


     The income and gain resulting from the Transaction will be allocated to each Limited Partner according to the terms of the Partnership Agreement. In general, the gains from the disposition of the Interest will be allocated: (i) to any partner with a negative capital account; (ii) to the Limited Partners until their capital accounts reach the amount of distribution to be made for Unrecovered Capital; (iii) to the Limited Partners until their capital accounts reach the amount of distribution to be made for Preferred Return Arrearage; and
(iv) the remainder allocated to the extent possible so that positive balances of the aggregate capital accounts of the Limited Partners and the capital account of the General Partner are in the proportions of 99% and 1%, respectively, after debiting the capital accounts for available distributions of Unrecovered Capital and Preferred Return Arrearage and the allocations under (i) through (iii) above. The Partnership estimates that each Limited Partner, other than the

Limited Partners that are tax exempt entities, will receive an allocation of gain upon the Sale of approximately $7,600 per Unit. Each Limited Partner that is a tax exempt entity will be provided with its allocable share of the partnership's Unrelated Business Taxable Income (Loss).


  Cash Distributions and Adjusted Basis

     Cash distributions from the Partnership are allocated to each Limited Partner in accordance with the Partnership Agreement. Pursuant to the Partnership Agreement, distributions of the proceeds from the sale of the Interest will be allocated: (i) to the Limited Partners in an amount up to Unrecovered Capital; (ii) to the Limited Partners in an amount up to the Preferred Return Arrearage; (iii) to each Partner up to the aggregate positive balance of the Partners' capital accounts (after taking into account distributions under (i) and (ii) above and the allocations of gain) in the proportion that each such positive capital account bears to the aggregate of such positive balances; and (iv) the remaining proceeds distributed 99% to the Limited Partners and 1% to the General Partner.

     When the Partnership distributes the proceeds from the sale of the Interest, a Limited Partner may incur Federal income tax in addition to the tax imposed on such Limited Partner's allocable share of the income or loss upon the sale of the Interest. Because the Transaction contemplated by this Proxy Statement involves a sale of all the Partnership's remaining assets and the liquidation of the Partnership, any distribution in connection with such Transaction will be taxable as a liquidating distribution. In general, a Limited Partner will recognize gain upon receipt of a liquidating cash distribution to the extent that the amount of cash received exceeds such Limited Partner's adjusted basis in the Partnership. Any gain which a Limited Partner recognizes from a liquidating distribution is taxed as though such Limited Partner had sold or exchanged its Units and, therefore, generally taxed as capital gain. A Limited Partner may recognize loss on a liquidating distribution to the extent that such distribution consists of money and the amount of such money is less than the Limited Partner's pre-distribution adjusted basis in its Units.

     A Limited Partner's adjusted basis in its Units will initially equal the amount of cash contributed to the Partnership by such Limited Partner for its Units or the amount paid by a Limited Partner upon a purchase of the Units. Subsequently, a Limited Partner's adjusted basis is increased by its distributive share of Partnership taxable income and gain (such as from the sale of the Interest) and any increase in its share of liabilities, and decreased (but not below zero) by distributions from the Partnership, its distributive share of Partnership deductions and losses, if any, and any reduction in its share of liabilities.

  Exempt Employee Trusts and Individual Retirement Accounts

     Tax-exempt organizations, including trusts which hold assets of employee benefit plans ('Qualified Plans'), although not generally subject to Federal income tax, are subject to tax on certain income derived from a trade or business carried on by the organization which is unrelated to its exempt activities to the extent such 'unrelated business taxable income' exceeds $1,000 during any year. A Qualified Plan will have unrelated business taxable income if a partnership in which it has an interest owns 'debt-financed property,' that is, property on which there is 'acquisition indebtedness.' Since the Owner Partnership owns property on which there is acquisition indebtedness, a portion of each Qualified Plan's distributive share of the Partnership's taxable income (including capital gain) will constitute unrelated business taxable income. This amount is the portion of the Qualified Plan's distributive share of the Partnership income which is equivalent to the ratio of the Owner Partnership's average acquisition indebtedness for the year to the basis of the Owner Partnership's property for the year. Therefore, a Qualified Plan that purchased a Unit would be required to report such portion of its pro rata share of the Partnership's taxable income as unrelated business taxable income if and to the extent that the Qualified Plan's unrelated business taxable income from all sources exceeds $1,000 in any year. The Partnership anticipates that 100% of the gain allocated to the Limited Partners will be considered income from debt-financed property on which there is acquisition indebtedness. The Qualified Plan could incur a tax liability with respect to such excess at such tax rates as would be applicable if such organization were not otherwise exempt from taxation.

     If the Qualified Plan incurred net operating losses from unrelated business taxable income in prior years, such net operating losses may be available as a carryforward to offset unrelated business taxable income, including a Qualified Plan's share of the gain from the sale of the Interest.

  Foreign Investors

     Foreign corporations, foreign partnerships, foreign trusts, foreign estates and nonresident aliens (collectively, 'Foreign Persons') who engage in a trade or business in the United States are taxable as domestic persons with respect to income which is effectively connected with the conduct of such trade or business. Limited Partners who are Foreign Persons are deemed to be engaged in a trade or business in the United States as a result of the Owner Partnership's purchase and leasing of the Mall. As a result, rental income from the Mall, the gain or loss on the sale of the Interest, and any interest or dividend income on funds temporarily invested in short-term obligations will be taxed according to the general rules applicable to domestic entities to the extent that such income and gains are effectively connected with the conduct of the Partnership's business. In the absence of an applicable tax treaty between the United States and a Foreign Person's resident country, the Partnership is required to withhold Federal income tax on amounts actually distributed that are (or are treated as being) effectively connected with the Partnership's trade or business allocable to a Foreign Person, and the Partnership intends to withhold such Federal income tax at the highest rate applicable to individuals or corporations, as the case may be (currently 39.6% and 35%, respectively). The amount of any withholding tax payments will be offset by the Partnership against distributions payable to such Foreign Person. It should be noted that this section does not purport to discuss all of the Federal, state or local tax consequences or considerations that may be applicable to Foreign Persons owning Units. In particular, foreign corporations owning Units may be subject to the branch profits tax. All Foreign Persons owning Units are strongly encouraged to consult their own tax advisors with respect to their own situations and the effects of the transactions contemplated by this Proxy Statement.

  State and Local Taxes

     The Partnership operates in the State of Maryland which imposes a tax on each Limited Partner's share of any income and requires that the Partnership withhold a portion of earnings or distributions, or both, to non-resident Limited Partners in respect of such taxes. A Limited Partner's distributive share of the taxable income or loss of the Partnership may be required to be included in determining its reportable income for state or local tax purposes in the state in which the Limited Partner resides. In addition, the State of Maryland may require non-resident Limited Partners to file state income tax returns and may impose a tax determined with reference to a Limited Partner's share of Partnership income derived from Maryland. On the other hand, tax losses, if any, attributable to the Partnership's ownership of property in Maryland may be available to offset income from other sources derived from within Maryland. To the extent that a non-resident Limited Partner pays tax to Maryland by virtue of the Partnership's operations in Maryland, it may be entitled to a deduction or credit against tax owed to its state of residence with respect to the same income. With respect to corporate Limited Partners, potential taxation of the same income by more than one state may be mitigated by allocation and apportionment rules. In addition, payment of state and local income taxes will constitute a deduction for Federal income tax purposes, assuming (in the case of an individual) that the Limited Partner itemizes deductions.

     THE FOREGOING ANALYSIS CANNOT BE, AND IS NOT INTENDED AS, A SUBSTITUTE FOR CAREFUL TAX PLANNING. LIMITED PARTNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR OWN TAX SITUATION AND THE EFFECTS OF THIS TRANSACTION AS TO FEDERAL, STATE AND LOCAL TAXES INCLUDING, BUT NOT LIMITED TO, INCOME, ESTATE AND INHERITANCE TAXES.

                             CONFLICTS OF INTEREST

SALE OF GENERAL PARTNER'S GENERAL PARTNERSHIP INTEREST IN THE OWNER PARTNERSHIP


     Simultaneously with the sale of the Interest pursuant to the Purchase Agreement, the General Partner will sell its general partnership interest in the Owner Partnership to the Purchaser for a purchase price of $1,362,761. The purchase price paid by the Purchaser for the Interest and the General Partner's general partnership interest in the Owner Partnership was allocated between the Partnership and the General Partner to provide each Seller with approximately the same proceeds such Seller would receive had the Transaction been structured as a sale of the Mall upon terms otherwise similar to the Transaction. The Purchase Price of $25,489,064 represents 91% of the $81,000,000 agreed value of the Mall after accounting for (i) the Purchaser's satisfaction of the $51,000,000 outstanding principal amount of the Owner Partnership's mortgage indebtedness on the Mall and (ii) approximately $490,000 of the tax savings allocated to the Sellers based on the structure of the Transaction less payment of the $1,362,761 purchase price for the General Partner's general partnership interest in the Owner Partnership.


BROKERAGE FEE RECEIVED BY THE GENERAL PARTNER

     The General Partner or an affiliate will receive a brokerage fee from the Partnership in connection with the Transaction in the amount of $737,000. This fee is approximately one percent of the Sellers' aggregate 91% interest in the $81,000,000 agreed upon value of the Mall.

LIQUIDATING DISTRIBUTION RECEIVED BY THE GENERAL PARTNER UNDER THE PARTNERSHIP AGREEMENT


     The General Partner will receive a liquidating distribution of approximately $200,000 in the aggregate in connection with the liquidation and dissolution of the Partnership, as determined in accordance with the Partnership Agreement. Any increase or decrease in total Partnership distributions based on funds collected after the Closing and the amount required to pay or provide for payment of the Partnership's obligations or liabilities will increase or decrease the General Partner's liquidating distribution pro rata with the Limited Partners in accordance with the Partnership Agreement.


INDEMNIFICATION UNDER THE PARTNERSHIP AGREEMENT

     The Partnership Agreement provides that the General Partner and the officers, directors, employees, agents, successors, Affiliates (as defined in the Partnership Agreement and to the extent such Affiliates are acting for or on behalf of the General Partner) and assigns of the General Partner shall not be liable, responsible or accountable for any loss or damage incurred by the Partnership, the Owner Partnership or any of the Limited Partners as a result of any act or omission performed or omitted by the General Partner or such other Person (as defined in the Partnership Agreement) in good faith on behalf of the

Partnership or the Owner Partnership and in a manner reasonably believed by the General Partner or such other Person to be within the scope of the authority granted by the Partnership Agreement and not contrary to the best interests of the Partnership or the Owner Partnership, so long as such act or omission does not constitute negligence, misconduct or fraud. Under the terms of the Partnership Agreement, the General Partner and the officers, directors, employees, agents, successors, Affiliates (to the extent such Affiliates are acting for or on behalf of the General Partner) and assigns of the General Partner are indemnified by the Partnership for any claim, loss, expense, liability, action or damage, including reasonable attorneys' fees, resulting from any such act or omission. No indemnification may be made in respect of any claim or matters as to which the General Partner or such other Person shall have been adjudged to be liable for negligence, misconduct or fraud in the performance of its duty to the Partnership unless, and only to the extent that, the court in which such action or suit was brought determines that the General Partner or such other Person is fairly and reasonably entitled to be indemnified for those expenses which the court deems proper. Any such indemnity shall be paid from, and only to the extent of, Partnership assets, and no partner shall have any personal liability on account thereof. Notwithstanding the foregoing, neither the General Partner nor any officer, director, employee, agent, Affiliate or assign of the General Partner or of the Partnership shall be indemnified from any claim, loss, expense, liability, action or damage incurred by them in connection with any claim or settlement involving allegations that Federal and state securities laws were violated unless: (i) the General Partner or such other Person seeking indemnification is successful in defending such action and such indemnification is specifically approved by a court of law which shall have been advised as to the current position of the Commission regarding indemnification for violations of securities laws, or (ii) in case of a settlement, both the settlement and the indemnification are so approved.


     If a claim is made against the General Partner or the officers, directors, employees, agents, successors, Affiliates (as defined in the Partnership Agreement and to the extent such Affiliates are acting for or on behalf of the General Partner) and assigns in connection with their actions on behalf of the Partnership with respect to the Transaction, the General Partner expects that it and such other Person will seek to be indemnified by the Partnership with respect to such claim. Any expenses (including legal fees) incurred by the General Partner and such other Person in defending such claim shall be advanced by the Partnership prior to the final disposition of such claim, subject to receipt by the Partnership of an undertaking by the General Partner and such other Person to repay any amounts advanced if it is determined that the indemnified person's actions constituted negligence, misconduct or fraud in the performance of its duty to the Partnership unless, and only to the extent that, the court in which such action or suit is brought determines that the indemnified person is fairly and reasonably entitled to be indemnified for those expenses which the court deems proper. As a result of these indemnification rights, a Limited Partner's remedy with respect to claims against the General Partner and such other Person relating to the General Partner's or such other Person's involvement in the Transaction could be more limited than the remedies which would have been available absent the existence of these rights in the Partnership Agreement. A successful claim for indemnification, including the expenses of defending a claim made, would reduce the Partnership's assets by the amount paid.


PURCHASER FINANCING

     First mortgage and secondary financing for the Purchaser's acquisition of the Interest and the General Partner's general partnership interest in the Owner Partnership is being provided by two affiliates of Lehman which is the sole stockholder of the General Partner. The General Partner is also selling its general partnership interest in the Owner Partnership to the Purchaser. The Purchaser believes the terms of such financing arrangements are commercially reasonable.

                   CERTAIN INFORMATION ABOUT THE PARTNERSHIP

THE PARTNERSHIP

     The Partnership, a Delaware limited partnership, was formed on June 26, 1985. The Partnership is governed by the Partnership Agreement, which vests exclusive management control over the Partnership in the General Partner, subject to the rights of the Limited Partners to vote on certain limited matters. The address of the Partnership's principal executive office is 3 World Financial Center, 29th Floor, New York, New York 10285-2900, and the telephone number is (212) 526-3237. All communications in connection with the proxy solicitation process should be directed to MacKenzie Partners, Inc., the Partnership's Information Agent, by calling toll-free (800) 322-2885 or (212) 929-5500 (collect).


     The Partnership was formed to acquire a general partnership interest in Bellwether Properties, L.P., a New York limited partnership, the primary asset of which was the Mall. Concurrently with such acquisition, Bellwether Properties, L.P. was reconstituted under the name of the Owner Partnership, Eastpoint Partners, L.P., and the Partnership became the managing general partner of the Owner Partnership. The Owner Partnership consists of the Partnership, which holds a 90.9% general partnership interest in the Owner Partnership; the General Partner, which holds a 0.1% general partnership interest; and SFN, which holds a 9% limited partnership interest. SFN and the Property Manager are affiliates of the Purchaser.



     All of the Partnership's revenues, operating profit or losses and assets relate solely to its interest as the general partner of the Owner Partnership. All of the Owner Partnership's revenues, operating profit or losses and assets relate solely to its ownership interest in and operation of the Mall.


     The Partnership's sole business is acting as the managing general partner of the Owner Partnership. The Owner Partnership's sole business is the ownership and operation of the Mall. For a description of the Mall and its operations, see the section entitled '--Description of the Mall.' The Partnership's investment objectives are to:


     (i) provide cash distributions from operations of the Mall;

     (ii) achieve long-term appreciation in the value of the Mall; and

     (iii) preserve and protect Partnership capital and the Owner Partnership capital.

     There is no guarantee that the Partnership's objectives will be achieved.

THE GENERAL PARTNER

     The General Partner is Eastern Avenue Inc., a Delaware corporation, with its principal business address at 3 World Financial Center, 29th Floor, New York, New York 10285-2900. The principal business of the General Partner is to act as the general partner of the Partnership.

THE PROPERTY MANAGER


     The Mall is managed on a day-to-day basis by the Property Manager, Shopco Management Corp. The Property Manager is responsible for rent collection, leasing and day-to-day on-site management of the Mall. The Owner Partnership has the right to terminate the Property Manager, without cause, at any time during the term of the Property Management and Leasing Agreement. The Property Manager receives 4.5% per annum of all fixed rents, minimum rents and percentage rents (as such terms are defined in the respective leases) collected from operations of the Mall for providing property management and leasing services. In the event that the Property Manager ceases to act as management and leasing agent of the Mall, SFN's limited partnership interest in the income, profits and cash distributions of the Owner Partnership will be reduced to 7% from 9%. On November 29, 1985, the Partnership entered into an agreement with the Property Manager for the management of the Mall. The agreement, which expired on December 31, 1990, provided for an annual fee equal to 3.0% of the gross rents collected from the Mall, payable monthly. The Partnership and the Property Manager agreed to the terms of the new management agreement effective January 1, 1991, through December 31, 1993, which included an increase in the annual fee to 4.5% of gross rents collected from the Mall. The new management agreement, which expired on December 31, 1993, is automatically renewed for successive periods of one year. The management agreement has been renewed through December 31, 1997. For the years ended December 31, 1996, 1995 and 1994, the Property Manager received a management fee of $368,435, $349,166 and $389,631, respectively, pursuant to the Property Management and Leasing Agreement.


DESCRIPTION OF THE MALL


     The Mall is an enclosed regional shopping center located on approximately
67.1 acres in Baltimore County, Maryland, approximately one mile east of the city limits of Baltimore. The Mall consists of a central enclosed mall anchored by four major department stores--J.C. Penney, Inc. ('J.C. Penney'), Schottenstein Stores Corporation, doing business as Value City ('Value City'), Sears, Roebuck and Co. ('Sears') and Ames Department Stores, Inc. ('Ames'). The retail space in the Mall is contained on one level; J.C. Penney and Value City are multi-level and there are five freestanding buildings. Office and storage areas are contained in the lower level of existing mall space, and in the lower and upper floor levels of the expansion mall space. Parking is provided for over 4,500 cars.

     The Mall currently has gross leasable space totaling 864,993 square feet. Of this leasable space, 637,582 is owned by the Owner Partnership and 227,411 square feet of gross leasable space area is owned by the tenants who have leased portions of land pursuant to ground leases with the Owner Partnership. Upon expiration of such ground leases, ownership of the buildings thereon will revert to the Owner Partnership.

     On December 28, 1989, the Owner Partnership purchased 5.1 acres of land adjacent to the Mall for a contract sales price of $640,125 on which a one-story, 79,000 square foot Sears department store and an 8,734 square foot automotive center were constructed. The Sears department store and automotive center, located adjacent to the new food court, opened in October 1991. As described below, the Owner Partnership owns the store and leases it to Sears, which serves as a replacement anchor tenant for Hutzler's, which vacated the Mall on

January 22, 1990, after expiration of its lease on July 31, 1989. The space previously occupied by Hutzler's was converted into new mall shops, a food court and seating area, and office space. The construction of the new space was completed in 1991, as was a renovation program at the Mall which replaced skylights and floors and refurbished Mall common areas.

     On November 8, 1996, the Owner Partnership purchased for $975,000 the leasehold interest in a vacant, free-standing, 17,340 square foot building and the underlying land located adjacent to the J.C. Penney anchor tenant at the Mall from J.C. Penney Company, Inc. The acquisition of the leasehold interest in this parcel allows for expansion of the center or the addition of parking by the Owner Partnership or a subsequent owner.

     The total building area of the Mall is allocated as shown in the table below.

ANCHORS:                                                      SQUARE FEET    PERCENT OF TOTAL AREA
-----------------------------------------------------------   -----------    ---------------------
J.C. Penney................................................     151,629                17%
Value City.................................................     140,000                16
Sears......................................................      87,734                10

Ames.......................................................      58,442                 7
Specialty Retailers(1).....................................     362,028                42
Atrium and Office Space....................................      65,160                 8
                                                              -----------             ---
Total......................................................     864,993               100%
                                                              -----------             ---

------------------
(1) Includes outparcel stores and outdoor tenants.

  Anchor Tenants

     J.C. Penney leases a parcel of land pursuant to a ground lease on which it has constructed the largest of the Mall's four anchor stores containing an aggregate of approximately 151,629 square feet of building area, or 17% of the gross leasable building area of the Mall. On November 8, 1996, the Owner Partnership purchased the leasehold interest in a vacant, free-standing, 17,340 square foot building and the underlying land located adjacent to the J.C. Penney anchor tenant from J.C. Penney Company, Inc. Ownership of the anchor store, currently owned and occupied by J.C. Penney, will revert to the Owner Partnership upon the expiration of the ground lease. The initial term of the J.C. Penney ground lease expires on August 31, 2001. Two 5-year renewal options, two 10-year renewal options, and two 5-year renewal options are available on the same terms and conditions. The minimum rent payable thereunder is $1,219 annually plus a percentage rent of .5% of gross sales.

     The ground lease with J.C. Penney provides that J.C. Penney does not have to operate if (i) at least 250,000 square feet of the total retail space of the Mall, including the space occupied by Value City, the space previously occupied by Hutzler's and certain other space, is not being used for retail use, or (ii) neither Schottenstein Stores Corporation (or any successor) nor Hutzler's (or any successor) are operating retail department stores in their premises. If at any time, J.C. Penney discontinues the use of its anchor store as a retail department store and assigns its lease or sublets the premises within a certain period of time, the Owner Partnership, as landlord, has the right to purchase the lease at fair market value.


     Value City, the second largest anchor store, leases approximately 140,000 square feet, or 16% of the gross leasable building area of the Mall, and is located at the western end of the Mall. The initial term of the Value City lease was scheduled to expire on November 30, 1999. On September 14, 1995, the expiration date of the lease was extended until November 30, 2009. A 10-year renewal option is available on the same terms and conditions. Per the terms of the September 14, 1995 amendment to the lease, the minimum rent payable thereunder was increased from $220,000 to $585,000 per annum, with increases based on the following increments in annual sales: 3 1/2% of the first $4,200,000 in sales; 3 1/4% of sales in excess of $4,200,000 but not in excess of $7,000,000; 3% of sales in excess of $7,000,000 but not exceeding $8,400,000 and 2 1/2% of sales in excess of $8,400,000.


     Ames (previously G.C. Murphy) leases a parcel of land pursuant to a ground lease on which it has constructed a building containing approximately 58,442 square feet of building area, or 7% of the gross leasable building area of the Mall. The initial term of the Ames ground lease expires on May 30, 2004. One 10-year renewal option is available on the same terms and conditions. Ownership of the building now owned and occupied by Ames will revert to the Owner Partnership upon the expiration of the ground lease. The minimum rent payable under the Ames ground lease is $204,000 annually with a percentage rent of .5% of gross sales above the breakpoint of $4,800,000 until January 31, 1999. Commencing on February 1, 1999, minimum rent payable will increase to $257,000 per annum. In the event that Ames exercises its renewal option, the minimum rent payable is $257,000 per year with a percentage of .5% of gross sales above the breakpoint of $6,000,000. Ames is not required to operate if (i) less than 150,000 square feet in the Mall is used for retail use, or (ii) any two of Value City, Hutzler's or J.C. Penney (or any successor) cease operations as an anchor store in the Mall.

     On April 26, 1990, Ames filed for bankruptcy protection under Chapter 11 of the Federal Bankruptcy Code. By filing its bankruptcy petition, Ames was in default under the deed of trust held by Consolidated Fidelity Life Insurance Company ('Consolidated') and secured by the Ames parcel. In July 1994, the Owner Partnership entered into a settlement agreement with Consolidated regarding the Ames parcel. At December 31, 1996, total payments received from Ames were $1,009,458 of which approximately $222,000 is payable to Consolidated. Please refer to Item 3, Item 7 and Note 3 to the Notes to the Consolidated Financial Statements to the 1996 Form 10-K which are incorporated elsewhere in this Proxy Statement by reference for a description of the Ames bankruptcy and the Release Agreement negotiated by the Owner Partnership and Consolidated.

     Sears leases approximately 79,000 square feet of gross leasable area in a new anchor store opened in October 1991, together with a freestanding store, containing an aggregate of approximately 87,734 square feet of building area or 10% of the gross leasable building area of the Mall. The initial term of the lease expires on October 16, 2006. The tenant has the right to extend the lease term for seven additional periods of five years each under the same terms, by providing the landlord written notice no less than twelve months prior to the end of the lease term. Rent is based on a percentage of net sales, with the tenant paying a sum equal to 1.75% of net sales in excess of $1 but less than $16,000,000 and a sum equal to 1.5% of net sales that exceed $16,000,000.

     The lease with Sears provides that Sears does not have to operate if (i) less than 60% of the gross leasable area of the Mall (excluding anchor stores) is not operating and (ii) at least two of the anchor stores are not operating. If such events occurred, the landlord has twelve months in which to remedy any condition which would enable Sears to terminate the lease agreement.

  Mall, Outparcel Tenants and Atrium Space

     During 1996, 14 leases totaling 20,245 square feet of space were executed with new and existing tenants. Due to the sluggish commercial real estate market in eastern Baltimore County, the leasing of additional Atrium office space is anticipated to be a lengthy and capital intensive process. Costs associated with maintaining the space consist primarily of utility expenses which are included in property operating expenses. These costs, as well as costs associated with marketing the space for lease, are funded from the Partnership's cash flow and cash reserves.

     Staples leases an outparcel store with 36,000 square feet of building area or 4.2% of the gross leasable building area of the Mall. The primary lease term runs through the year 2004, plus two lease renewal options for five years each. The fixed minimum rent during the primary term begins at $7.50 per square foot and escalates throughout the term of the lease reaching $8.25 per square foot for years eleven through fifteen, subject to certain cost-of-living adjustments.

     During 1996, the retail industry, particularly apparel merchants and other mall-based retail chains, continued to suffer from changes in shoppers' buying patterns which have primarily benefited discount retailers and superstores. The continuing difficulties in the retail industry are evidenced by the increasing number of bankruptcy filings by many companies. As of the date of this Proxy Statement, the following five tenants, or their parent corporations, at the Mall have filed for protection under the U.S. Federal Bankruptcy Code: Marianne, Marianne Plus, Jeans West, County Seat and Rave. These tenants currently occupy approximately 5% of the Mall's leasable area (exclusive of anchor tenants and office space), and at this point their plans to remain at the Mall remain uncertain.

  Competition

     Eastpoint Mall is the only regional shopping center located within a 3 mile radius (the primary geographical area from which the Mall derives its repeat sales and regular customers). However, two shopping centers are directly competitive with the Mall. Golden Ring Mall, located slightly over three miles northeast of Eastpoint Mall, represents its principal competition. Golden Ring Mall is a two-story center containing approximately 737,000 square feet of gross leasable area. Golden Ring has three anchor tenants, Hecht's, Caldor and Montgomery Ward, as well as approximately 80 smaller mall stores. Golden Ring completed a cosmetic renovation of both the interior and exterior of the center during 1992.

     White Marsh Mall is located approximately six miles north of the Mall and contains approximately 1,105,000 square feet of gross leasable space on two levels. Anchor stores include Macy's, J.C. Penney and Sears. There is an empty anchor space in the former site of Woodward & Lothrup. Ikea, a furniture store, is located on an outparcel site at the Mall. White Marsh contains approximately 180 stores.

  Temporary Tenants

     A formal temporary tenant program was instituted in November 1992 in which kiosks and vacant spaces are used as temporary retail locations. The program generated revenues of $397,921 in 1996. The temporary tenant program is managed by the Property Manager.

DISTRIBUTIONS


     Since inception, Limited Partners have received cumulative distributions of $6,279.52 per Unit, including a $2,500 return of capital in 1990.

     For the first and second quarters of calendar year 1997, the years ended December 31, 1996, and 1995, and the second, third and fourth quarters of calendar year 1994, the Partnership paid quarterly cash distributions of $62.50 per Unit per quarter. In addition, the Partnership paid special cash distributions of $218.50 per Unit on June 7, 1995, and $546.25 per Unit on April 4, 1996. Both of these special cash distributions were paid from excess cash reserves.

     Below is a table summarizing the historical data for the Partnership's distributions per Unit per annum:

QUARTER                                            1997(a)    1996(a)    1995(a)    1994(a)    1993(b)    1992(b)
------------------------------------------------   -------    -------    -------    -------    -------    -------
First Quarter...................................   $ 62.50    $ 62.50    $ 62.50    $    --    $    --    $    --
Second Quarter..................................     62.50     608.75(c)  281.00(d)   62.50         --         --
Third Quarter...................................                62.50      62.50      62.50         --         --
Fourth Quarter..................................                62.50      62.50      62.50         --         --
                                                   -------    -------    -------    -------    -------    -------
Total...........................................   $125.00    $796.25    $468.50    $187.50    $    --    $    --
                                                   -------    -------    -------    -------    -------    -------

------------------
(a) Distribution amounts are reflected in the period for which they are declared. The record date is the last day of each month of the respective quarter and the actual cash distributions are paid approximately 45 days after the record date.

(b) Cash distributions to Limited Partners were suspended from the second quarter of 1991 until the second quarter of 1994 due to: (i) an increasingly competitive retail environment, which required substantial capital resources devoted to attracting and leasing space to quality, creditworthy tenants,
    (ii) the costs of the 1991 renovation program, (iii) the Sears construction,
    (iv) the costs of the Ames bankruptcy, and (v) costs associated with refinancing the Mall's first mortgage note.

(c) Includes the $546.25 per Unit special cash distribution paid on April 4, 1996.

(d) Includes the $218.50 per Unit special cash distribution paid on June 7, 1995.

OWNERSHIP OF UNITS



     On the Record Date, there were issued and outstanding and entitled to vote 4,575 Units, held by 1,648 Limited Partners. As of the Record Date, no person (including any 'group' as that term is used in Section 13(d)(3) of the Exchange
Act) is known to the Partnership to be the beneficial owner of more than 5% of the outstanding Units.


     As of the Record Date, neither the General Partner nor any director or executive officer of the General Partner beneficially owned any Units.

MARKET FOR THE UNITS

     The Units are not traded on any established trading market, nor has there been such a market. Thus, no information is available as to high and low bid quotations or sales prices. It is not anticipated that there will be a public market for the Units in the future.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     KPMG Peat Marwick LLP, was the independent auditor of the Partnership's financial statements as of December 31, 1996, and 1995 and for each of the years in the three-year period ended December 31, 1996. No representative of KPMG Peat Marwick LLP is expected to be present at the Special Meeting.


AVAILABLE INFORMATION

     The Units are registered pursuant to Section 12(g) of the Exchange Act. As such, the Partnership is subject to the informational filing requirements of the Exchange Act, and in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Comprehensive financial information is included in the Partnership's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and other documents filed by the Partnership with the Commission, including the 1996 Annual Report on Form 10-K, excerpts from which are included in Annex II hereto, and the Quarterly Report on Form 10-Q for the period ended June 30, 1997, excerpts from which are included in Annex II hereto. Such reports and other information are available for inspection and copying at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048. Copies are available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Partnership's electronic filings are publicly available on this Web site at http://www.sec.gov.

     The General Partner is a privately held company and is not subject to the reporting requirements of the Exchange Act.

                  CERTAIN INFORMATION CONCERNING THE PURCHASER

     The Purchaser's principal executive office and place of business is 1250 Broadway, New York, New York 10001. As provided in the Purchase Agreement, the Purchaser intends to assign its rights and obligations under the Purchase Agreement to one or more affiliates which have not yet been formed. All information contained in this section of this Proxy Statement concerning the Purchaser is based upon statements and representations made by the Purchaser or its representatives to the Partnership or its representatives. The Purchaser did not review or provide any information regarding the Property Management and Leasing Agreement as set forth in 'CERTAIN INFORMATION ABOUT THE PARTNERSHIP--The Property Manager.'

     SFN and the Property Manager are affiliates of the Purchaser. SFN holds a 9% limited partnership interest in the Owner Partnership. For a description of the Property Management and Leasing Agreement, see 'CERTAIN INFORMATION ABOUT THE PARTNERSHIP--The Property Manager.'


     The Purchaser and its affiliates have a number of relationships with Lehman and its affiliates. The Purchaser is acting as a consultant to Lehman or its affiliates on several real estate projects. Lehman or its affiliates is a lender or potential lender to affiliates of the Purchaser on several real estate transactions. An affiliate of the Purchaser is currently a limited partner in a partnership with a structure similar to the Owner Partnership and the
Partnership: the general partner of the partnership is a syndicated limited partnership; the general partner of the syndicated partnership is a Lehman affiliate. Based on information obtained from the General Partner, another such partnership was dissolved as of June 30, 1997. Finally, an affiliate of the Purchaser and a Lehman affiliate were investors in a shopping center which was sold in 1995.


                            SELECTED FINANCIAL DATA

     The 'Selected Financial Data' table attached hereto in Annex II provides a summary of certain financial data for the Partnership. Such selected financial data should be read in conjunction with the detailed information and financial statements included in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1996, and the Partnership's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, and June 30, 1997, which are incorporated herein by reference. For information with respect to obtaining copies of information incorporated by reference, see the section entitled 'INCORPORATION BY REFERENCE.'

     The foregoing information contained in the 'Selected Financial Data' table is derived from the audited financial statements of the Partnership for 1996 and 1995 and the unaudited financial statements of the Partnership for the second quarter of 1997.

                           INCORPORATION BY REFERENCE

     The following documents filed by the Partnership with the Commission are incorporated in this Proxy Statement by reference and made a part hereof:

          1. The Partnership's Annual Report on Form 10-K for the year ended December 31, 1996;

          2. The Partnership's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and June 30, 1997;

          3. All reports filed by the Partnership with the Commission pursuant to Section 13 or 15(d) of the Exchange Act since August 14, 1997, to the date of the Special Meeting.

     All documents and reports filed by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement, or in any subsequently filed document or report which is or is deemed to be incorporated by reference herein, modifies or supersedes such previous statement or report. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     The Partnership will provide without charge to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information this Proxy Statement incorporates). Written and telephone requests for such copies should be addressed to MacKenzie Partners, Inc., 156 Fifth Avenue, 13th Floor, New York, New York 10010, toll-free (800) 322-2885 or (212) 929-5500 (collect). All such documents will be sent by first class mail or other equally prompt means within one business day of receipt of such request.

                                                                         ANNEX I
                              CUSHMAN & WAKEFIELD
                              51 WEST 52ND STREET
                         NEW YORK, NEW YORK 10019-6178
                                 (212) 841-7500


                                                           October 29, 1997


Eastpoint Mall Limited Partnership
Eastern Avenue Inc.
c/o Lehman Brothers, Inc.
3 World Financial Center--29th Floor
New York, New York 10285-2900

     Re: Eastpoint Mall Limited Partnership Fairness Opinion (Herein
         'Assignment')

Gentlemen:

     As per our engagement letter, Cushman & Wakefield, Inc. ('Cushman & Wakefield') is pleased to submit its opinion regarding the reasonableness and fairness of the financial terms and conditions relating to the consideration to be received by the limited partners (the 'Limited Partners') of Eastpoint Mall Limited Partnership ('Eastpoint') pursuant to the proposed transaction between Eastpoint and Eastern Avenue Inc. ('Eastern') as sellers and Shopco Advisory Corp. as buyer.

     Cushman & Wakefield has reviewed and relied upon the analysis undertaken in its valuation and appraisal work relating to Eastpoint Mall (the 'Mall') as a basis for establishing the fairness of the proposed Transaction. Other methods could have been employed to test the fairness of the proposed Transaction and yielded different results. In rendering this opinion, Cushman & Wakefield notes that it has not considered and has not addressed market conditions and other factors that, in an open-market transaction, could influence the selling price of the Mall and result in proceeds to Unitholders greater or less than the proposed price per Unit in the Transaction. Cushman & Wakefield also notes that it has not considered the price and trading history of other publicly traded securities that might be deemed relevant due to the relative small size of the proposed Transaction and the fact that there is no established trading market for the Units. Furthermore, Cushman & Wakefield notes that it has not compared the financial terms of the proposed Transaction to the financial terms of other transactions that might be deemed relevant, given that the proposed Transaction involves all cash to the Limited Partners.

     It is understood that this Fairness Opinion is not to be quoted, referred to, excerpted or summarized in whole or in part, or used for any purpose, without our written consent. The Fairness Opinion may be distributed to the Unitholders in connection with the distribution by the General Partner of a Proxy Statement describing the proposed Transaction. We have been engaged by Eastpoint for the purpose of rendering this Fairness Opinion, in connection with which we will receive a fee payable in installments (i) upon engagement and (ii)

upon the rendering of the Fairness Opinion.

Eastpoint Mall Limited Partnership

Eastern Avenue Inc.                                        October 29, 1997



     Based upon its review and analysis of the proposed Transaction, Cushman & Wakefield advises Eastpoint that, in its opinion, the price per Unit reflected in the proposed Transaction is fair, from a financial point of view, to the Limited Partners.


Sincerely,
CUSHMAN & WAKEFIELD, INC.

/s/ BRIAN R. CORCORAN
-------------------------------
Brian R. Corcoran, MAI, CRE
Managing Director
Valuation Advisory Services

/s/ RICHARD W. LATELLA
-------------------------------
Richard W. Latella, MAI
Senior Director
Retail Valuation Group

                                                                        ANNEX II

                            SELECTED FINANCIAL DATA

                                        SIX MONTHS ENDED
                                            JUNE 30,              AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                       ------------------    ----------------------------------------------------
                                        1997       1996       1996       1995       1994        1993       1992
                                       -------    -------    -------    -------    -------    --------    -------
                                                          (IN THOUSANDS EXCEPT PER UNIT DATA)
Total Rental and Percentage Rent
  Income............................   $ 4,169    $ 4,097    $ 8,327    $ 8,104    $ 7,907    $  7,404    $ 6,424
Escalation Income...................     1,787      1,879      3,706      3,585      3,143       3,049      2,898
Interest Income.....................       182        170        341        406        265          80         25
Miscellaneous Income................       380         88        170        113        150         210         73
Total Income........................     6,519      6,234     12,543     12,209     11,465      10,743      9,420
Net Income (Loss)...................     1,204        798      1,944      1,934        915        (658)      (372)
Net Income (Loss) per Unit (a)......    260.49     172.61     420.62     418.44     198.00     (142.30)    (80.40)
Cash Distributions per Units (a)
  (b)...............................    125.00     671.25(c)  796.25(c)  468.50(d)  187.50          --         --
Total Assets........................    54,277     52,811     53,306     55,367     55,625      56,458     49,689
Long-Term Obligations...............    51,000     51,000     51,000     51,000     51,000      51,000     44,650
Book Value per Unit.................    521.78     263.28     386.29     761.92     811.98      801.48     943.78

------------------------

(a) There are 4,575 Units outstanding.
(b) Distribution amounts are reflected in the period for which they are declared. Actual cash distributions are paid subsequent to such periods.
(c) Includes a $546.25 per Unit special distribution paid on April 4, 1996.
(d) Includes a $218.50 per Unit special distribution paid on June 7, 1995.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
FROM THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1996, the Partnership had cash and cash equivalents of $6,362,256, relatively unchanged in comparison to $6,254,501 at December 31, 1995. Restricted cash, which represents a loan reserve established under the terms of the Partnership's first mortgage loan, decreased from $2,100,000 at December 31, 1995 to $1,000,000 at December 31, 1996 due to the release to the Partnership of $1.1 million of the proceeds of its first mortgage loan which was withheld pending resolution of the Consolidated dispute (see 'Ames Parcel and Consolidated Release Agreement' below). The remaining balance constitutes additional collateral which can be used for capital improvements and leasing commissions. Cash held in escrow totaled $535,313 at December 31, 1996 compared to $443,811 at December 31, 1995. The increase is primarily attributable to fundings made to the real estate tax and insurance escrows as specified under the terms of the Partnership's first mortgage loan exceeding payments made for real estate taxes and insurance premiums.

     Accounts receivable increased from $638,436 at December 31, 1995 to $836,705 at December 31, 1996 primarily due to an increase in recoverable common area maintenance expenses and rent from temporary tenants.

     Accrued interest receivable increased from $224,567 at December 31, 1995 to $346,901 at December 31, 1996 reflecting interest earned in 1996 on the loan reserve which is reflected as restricted cash on the Partnership's consolidated balance sheets at December 31, 1996 and 1995.

     Note receivable decreased from $738,000 at December 31, 1995 to $0 at December 31, 1996 reflecting receipt from the Ames trustee of payments on the Ames Bankruptcy Claim. Please refer to 'Ames Parcel and Consolidated Release Agreement' below.

     The increase in accounts payable and accrued expenses is attributable to the receipt from the Ames trustee of payment of that part of the Ames Bankruptcy Claim which is payable to Consolidated. Please refer to 'Ames Parcel and Consolidated Release Agreement' below.

     Accrued interest payable decreased from $340,425 at December 31, 1995 to $0 at December 31, 1996 due to the payment of debt service due in December 1996 prior to December 31, 1996. The debt service payment due on December 31, 1995 was paid on January 1, 1996.

     As of the filing date of this report, the following current tenants at the Mall, or their parent corporations, have filed for protection under the U.S. Bankruptcy Code:

                                                                       SQUARE FOOTAGE
TENANT                                                                     LEASED

--------------------------------------------------------------------   --------------
Marianne............................................................        3,750
Marianne Plus.......................................................        3,000
Jeans West..........................................................        2,400
Rave................................................................        2,000

     As of December 31, 1996, these tenants occupied 11,150 square feet, or approximately 3% of the Mall's leasable area (exclusive of anchor tenants and office space). Pursuant to the provisions of the U.S. Federal Bankruptcy Code, these tenants may, with court approval, choose to reject or accept the terms of their leases. Should any of these tenants exercise the right to reject their leases, this could have an adverse impact on cash flow generated by the Mall and revenues received by the Partnership depending on the Partnership's ability to replace them with new tenants at comparable rents.

     The Partnership intends to begin marketing the Mall for sale in 1997; however, it is not certain whether appropriate offers will be received. At such time as the Mall is sold and all obligations are fulfilled, the Partnership will wind up its affairs and be dissolved. The exact timing of these events is dependent on the success of the sale effort.

  Ames Parcel and Consolidated Release Agreement

     On April 26, 1990, Ames filed for bankruptcy protection under Chapter 11 of the Federal Bankruptcy Code. On December 18, 1992, the Bankruptcy Court confirmed the Plan pursuant to which Ames assumed its lease at the Mall. Land leased to Ames by the Owner Partnership, together with the building constructed thereon by Ames, secured a deed of trust held by Consolidated, as successor to Southwestern Life Insurance Company. By filing its bankruptcy petition, Ames was in default under the Consolidated deed of trust.

     On July 14, 1994, the Partnership executed a Release Agreement with Consolidated (the 'Release Agreement'). Pursuant to the terms of the Release Agreement, the Partnership paid Consolidated $2 million in return for the assignment of the deed of trust and related Ames promissory note, as well as Consolidated's claim in the Ames bankruptcy case relating to such promissory note. Consolidated's total claims, in the face amount of approximately $2.3 million, consist of the balances due on the Ames promissory note, totaling $1.7 million, and another promissory note. Pursuant to the Release Agreement, the Partnership is entitled to any recovery based on the Ames promissory note; Consolidated will receive any recovery on the other note. Various trusts were established through Ames' Plan of Reorganization by which different classes of claims were to be paid from different pools of monies. The Subsidiaries Trustee had filed an objection to the allowance of Consolidated's claim, including that portion attributable to the Ames promissory note. The Partnership pursued legal action in opposition to the objection. In mid-March 1996, the Trustee and the Partnership settled the Trustee's objection by reducing and allowing Consolidated's claim in the approximate amount of $2,050,000, of which approximately $1,530,142 is for amounts due under the Ames promissory note, and requiring Ames to make a payment of $10,000 to the Owner Partnership. An Agreed

Order approving the settlement was entered by the Bankruptcy Court on May 1, 1996. Ames' $10,000 payment to the Owner Partnership was received on June 4, 1996. On August 7, 1996 and September 23, 1996, additional payments were received from Ames in the amounts of $887,520 and $111,938, respectively. At December 31, 1996, the total payments received from Ames were $1,009,458, of which $222,081 is payable to Consolidated and is reflected in accounts payable and accrued expenses on the Partnership's balance sheet. It is uncertain at this time if there will be any additional payments to the Owner Partnership.

     The Partnership's mortgage lender withheld certain of the proceeds of the first mortgage loan until the Partnership resolved the Consolidated dispute. These funds, which totaled $1.1 million, were released to the Partnership in December 1996 following the extinguishment of the first mortgage secured by the Ames parcel.

  Leasehold Purchase

     On November 8, 1996, the Owner Partnership purchased for $975,000 the leasehold interest in a vacant, free-standing building and the underlying land located adjacent to the J.C. Penney anchor tenant at the Mall from J.C. Penney Company, Inc. The acquisition of the leasehold interest in this parcel allows for expansion of the center or the addition of parking.

  Cash Distributions

     A regular cash distribution for the fourth quarter of 1996, in the amount of $62.50 per Unit, was paid on February 10, 1997. The level, timing, and amount of future distributions will be reviewed on a quarterly basis after an evaluation of the Mall's performance and the Partnership's current and future cash needs.

     On February 16, 1996, based upon other things, the advice of legal counsel, the General Partner adopted a resolution that states, among other things, if a Change of Control (as defined below) occurs, the General Partner may distribute the Partnership's cash balances not required for its ordinary course day-to-day operations. 'Change of Control' means any purchase or offer to purchase more than 10% of the Units that is not approved in advance by the General Partner. In determining the amount of the distribution, the General Partner may take into account all material factors. In addition, the Partnership will not be obligated to make any distribution to any partner and no partner will be entitled to receive any distribution until the General Partner has declared the distribution and established a record date and distribution date for the distribution.

RESULTS OF OPERATIONS

  1996 versus 1995

     Net cash flow from operating activities totaled $3,596,613 in 1996, relatively unchanged in comparison to $3,732,467 in 1995. For the year ended December 31, 1996, the Partnership recognized net income of $1,943,774, also relatively unchanged in comparison to $1,933,722 for the year ended December 31, 1995.


     Rental income increased from $6,894,097 for the year ended December 31, 1995 to $7,306,819 for the year ended December 31, 1996 primarily due to higher base rent billings resulting from a lease amendment with anchor tenant Value City, whereby Value City's base rent payments are increased and percentage rent payments are decreased, and the addition of new tenants during 1996.

     Percentage rental income decreased from $1,209,752 for the year ended December 31, 1995 to $1,019,783 for the year ended December 31, 1996 primarily due to the lease amendment with anchor tenant Value City mentioned above.

     Interest income decreased from $406,292 for the year ended December 31, 1995 to $340,504 for the year ended December 31, 1996 primarily due to a decrease in cash balances maintained by the Partnership as well as lower interest rates.

     Property operating expenses increased from $3,160,271 at December 31, 1995 to $3,502,731 at December 31, 1996 primarily due to higher costs for snow removal and roof repairs and to increased bad debt expense related to the tenants that have filed for bankruptcy protection.

     Total Mall tenant sales (exclusive of anchor tenants) were $74,747,000 for the year ended December 31, 1996, improved from $70,794,000 for the year ended December 31, 1995. Sales for tenants (exclusive of anchor tenants) which operated at the Mall for each of the last two years were $66,048,000 and $66,171,000 for the years ended December 31, 1996 and 1995, respectively. As of December 31, 1996, the Mall was 92.6% occupied, excluding anchor tenants and office space, compared to 94.1% at December 31, 1995.

  1995 versus 1994

     Net cash flow from operating activities totaled $3,732,467 in 1995 compared to $2,092,835 in 1994. The increase is primarily due to higher net income and increases in accounts payable and amounts due to affiliates partially offset by a decrease in accrued interest payable. Cash outflows from investing activities totaled $757,229 in 1995 and $1,990,343 in 1994. The decrease in cash outflows from investing activities for 1995 was due to the payment made pursuant to the Release Agreement in 1994.

     For the year ended December 31, 1995, the Partnership recognized net income of $1,933,722 compared to $915,010 during 1994. The increase in net income was primarily attributable to increase in rental, escalation and interest income.

     The Partnership generated total income for the year ended December 31, 1995 of $12,208,708 compared to $11,464,835 during 1994. Rental income increased for the year ended December 31, 1995 compared to 1994 reflecting lease renewals at higher rates and leases with new tenants. Escalation income represents the income received from Mall tenants for their proportionate share of common area maintenance and real estate tax expenses. Escalation income increased for the year ended December 31, 1995 compared to 1994 mainly due to credits issued to tenants during 1994 for 1993 reimbursable expenses.

     Interest income increased for the year ended December 31, 1995 compared to 1994 primarily due to an increase in cash reserves and in interest rates earned on the Partnership's invested cash.

     Total Mall tenant sales (exclusive of anchor tenants) were $70,794,000 for the year ended December 31, 1995, improved from $63,766,000 for the year ended December 31, 1994. Sales for tenants (exclusive of anchor tenants) which operated at the Mall for each of the last two years were $66,171,000 and $59,691,000, respectively. As of December 31, 1995, the Mall was 94.1% occupied, excluding anchor tenants and office space, compared to 94.2% at December 31, 1994.

  Property Appraisal

     The appraised fair market value of the Mall at January 1, 1996 and 1997, as determined by Cushman & Wakefield, Inc., an independent third party appraisal firm, was $81,000,000. Limited Partners should note that appraisals are only estimates of current value and actual values realizable upon sale may be significantly different. A significant factor in establishing an appraised value is the actual selling price for properties which the appraiser believes are comparable. Because of the nature of the Partnership's property and the limited market for such property, there can be no assurance that the other properties reviewed by the appraiser are comparable. Additionally, the low level of liquidity as a result of the current restrictive capital environment has had the effect of limiting the number of transactions in real estate markets and the availability of financing to potential purchasers, which may have a negative impact on the value of an asset. Further, the appraised value does not reflect the actual costs which could be incurred in selling the property. As a result of these factors and the illiquid nature of an investment in Units of the Partnership, the variation between the appraised value of the Partnership's property and the price at which the Units of the Partnership could be sold is likely to be significant. Fiduciaries of Limited Partners which are subject to ERISA or other provisions of law requiring valuation of Units should consider all relevant factors, including, but not limited to the net asset value per Unit, in determining the fair market value of the investment in the Partnership for such purposes.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
 FROM THE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTERLY PERIOD ENDED
                              JUNE 30, 1997

LIQUIDITY AND CAPITAL RESOURCES

     On April 9, 1997, Eastpoint Partners, L.P. (the 'Owner Partnership') received $476,010 from Ames Department Stores, Inc. in connection with the Compromise and Mutual Release Agreement executed with Consolidated Fidelity Life Insurance Company ('Consolidated') in July 1994. As of April 10, 1997, the total payments received from Ames were $1,485,468, of which $324,602 was paid to Consolidated. It is uncertain, but unlikely, at this time if there will be any additional payments to the Owner Partnership.

  Subsequent Event

     An Agreement of Purchase and Sale (the 'Agreement') dated as of July 31, 1997, was entered into among Shopco Advisory Corp., a New York corporation (the 'Buyer'), and the Partnership and the General Partner; the Partnership and the General Partner collectively referred to as the 'Sellers'. The Buyer is an affiliate of Shopco Management Corp., which is the managing and leasing agent for the Mall (as defined below), and SFN Limited Partnership, the limited partner of the Owner Partnership.

     The Partnership is the managing general partner of the Owner Partnership, which owns the entire fee interest in the real property known as Eastpoint Mall located in Baltimore County, Maryland (the 'Mall'). The Sellers are the owners of an aggregate of 91 percent of the partnership interests in the Owner Partnership.

     Based upon an agreed upon value of the Mall of $81,000,000, the Buyer, or its assignee(s), will prepay, purchase or defease the $51,000,000 principal amount of outstanding indebtedness secured by a first mortgage and will purchase the Seller's interest in the Owner Partnership for an aggregate purchase price of $26,851,000. Consummation of the proposed transaction is subject to the satisfaction of various conditions including completion of certain aspects of the Buyer's due diligence review and the approval of the transaction by a majority-in-interest of the Partnership's limited partners. There can be no assurances that the transaction can be closed as anticipated. Solicitation of the limited partners is expected to occur during the third quarter of 1997. At such time as the transaction is consummated and all obligations are fulfilled, the Partnership will wind up its affairs and be dissolved.

     At June 30, 1997, the Partnership had a cash balance of $7,603,326, compared to $6,362,256 at December 31, 1996. The increase is primarily due to cash provided by operating activities exceeding cash distributions paid during the first half of 1997 and additions to real estate. The Partnership maintains a restricted cash account representing a loan reserve of $1,000,000, plus interest earned, as established under the terms of its first mortgage loan. This constitutes additional collateral which can be used for capital improvements and leasing commissions. Cash held in escrow totaled $755,456 at June 30, 1997 compared with $535,313 at December 31, 1996. The increase is primarily attibutable to additional fundings made to the real estate tax and insurance escrows as specified under the terms of the Partnership's first mortgage loan.

     In connection with efforts taken to market the Mall for sale, the Partnership's real estate assets, deferred rent receivable and prepaid leasing commissions were reclasssified on the consolidated balance sheets at March 31, 1997 to 'Property held for disposition.'

     Deferred charges decreased from $1,353,384 at December 31, 1996 to $1,120,602 at June 30, 1997 primarily resulting from the reclassification of $214,547 in prepaid leasing commissions, which are included in deferred charges, at March 31, 1997 to 'Property held for disposition.'

     Prepaid expenses decreased from $389,559 at December 31, 1996 to $268,272 at June 30, 1997 primarily as a result of the recognition of real estate tax expense for the first half of 1997, partially offset by payment of the insurance premium.

     Accounts payable and accrued expenses decreased from $417,511 at December 31, 1996 to $185,407 at June 30, 1997, primarily due to the payment by the Owner Partnership of amounts due to Consolidated pursuant to the Release Agreement as explained and defined below.

     Due to affiliates increased from $0 at December 31, 1996 to $18,500 at June 30, 1997 due to a change in the billing method for reimbursable expenses incurred by an affiliate of the General Partner. Please refer to the Notes to the Consolidated Financial Statements included in the Partnership's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, which are incorporated by reference in the Proxy Statement.

     As of the filing date of this report, the following current tenants at the Mall, or their parent corporations, have filed for protection under the U.S. Bankruptcy Code:

                                                                                 SQUARE FOOTAGE
TENANT                                                                               LEASED
------------------------------------------------------------------------------   --------------
Marianne......................................................................        3,750
Marianne Plus.................................................................        3,000
Jeans West....................................................................        2,400
Rave..........................................................................        2,000
County Seat...................................................................        3,500

     As of June 30, 1997, these tenants occupied 14,650 square feet, or approximately 5% of the Mall's leasable area (exclusive of anchor tenants and office space). Pursuant to the provisions of the U.S. Federal Bankruptcy Code, these tenants, with the exception of Jeans West, which signed a new lease subsequent to its bankruptcy filing, may, with court approval, choose to reject or accept the terms of their leases. Should any of these tenants exercise the right to reject their leases, this could have an adverse impact on cash flow generated by the Mall and revenues received by the Partnership depending on the Partnership's ability to replace them with new tenants at comparable rents.

  Ames Parcel and Consolidated Release Agreement

     On April 26, 1990, Ames Department Stores, Inc. ('Ames') filed for bankruptcy protection under Chapter 11 of the Federal Bankruptcy Code. On December 18, 1992, the Bankruptcy Court confirmed the Plan pursuant to which Ames assumed its lease at the Mall. Land leased to Ames by the Owner Partnership, together with the building constructed thereon by Ames, secured a deed of trust held by Consolidated, as successor to Southwestern Life Insurance Company. By filing its bankruptcy petition, Ames was in default under the Consolidated deed of trust.

     On July 14, 1994, the Partnership executed a Release Agreement with Consolidated (the 'Release Agreement'). Pursuant to the terms of the Release Agreement, the Partnership paid Consolidated $2 million in return for the assignment of the deed of trust and related Ames promissory note, as well as Consolidated's claim in the Ames bankruptcy case relating to such promissory note. Consolidated's total claims, in the face amount of approximately $2.3 million, consist of the balances due on the Ames promissory note, totaling $1.7 million, and another promissory note. Pursuant to the Release Agreement, the Partnership is entitled to any recovery based on the Ames promissory note; Consolidated will receive any recovery on the other note. Various trusts were established through Ames' Plan of Reorganization by which different classes of claims were to be paid from different pools of monies. The Subsidiaries Trustee had filed an objection to the allowance of Consolidated's claim, including that portion attributable to the Ames promissory note. The Partnership pursued legal action in opposition to the objection. In mid-March 1996, the Trustee and the Partnership settled the Trustee's objection by reducing and allowing Consolidated's claim in the approximate amount of $2,050,000, of which approximately $1,530,142 is for amounts due under the Ames promissory note, and requiring Ames to make a payment of $10,000 to the Owner Partnership. An Agreed Order approving the settlement was entered by the Bankruptcy Court on May 1, 1996. Ames' $10,000 payment to the Owner Partnership was received on June 4, 1996. On August 7, 1996 and September 23, 1996, additional payments were received from Ames in the amounts of $887,520 and $111,938, respectively. On April 9, 1997, the Owner Partnership received an additional $476,010 from Ames in connection with the Release Agreement. As of April 10, 1997, the total payments received from Ames were $1,485,468, of which $324,602 was paid to Consolidated. It is uncertain, but unlikely, at this time if there will be any additional payments to the Owner Partnership.

  Cash Distributions

     A distribution for the second quarter of 1997, in the amount of $62.50 per Unit, will be paid on August 15, 1997. The level, timing, and amount of future distributions will be reviewed on a quarterly basis after an evaluation of the Mall's performance and the Partnership's current and future cash needs.


RESULTS OF OPERATIONS

     For the six months ended June 30, 1997 and 1996 net cash flow from operating activities totaled $1,932,969 and $1,452,709, respectively. The increase primarily reflects an increase in net income.

     For the three and six months ended June 30, 1997, the Partnership recognized net income of $740,351 and $1,203,768, respectively, compared to $471,829 and $797,672 for the same periods in 1996. The increase in net income is primarily due to an increase in miscellaneous income and a decrease in depreciation and amortization due to the reclassification to Property held for disposition, offset by an increase in property operating expenses.

     For the three and six months ended June 30, 1997, percentage rent totaled $279,195 and $555,743, respectively, compared with $148,085 and $457,656 during the corresponding periods in 1996. The increase is attributable to an increase in amounts billed to tenants for percentage rent.

     Miscellaneous income increased to $344,312 and $380,403 for the three and six months ended June 30, 1997 from $45,990 and $88,281 during the same periods in 1996. The increase reflects additional amounts received by the Partnership pursuant to the Release Agreement explained above.

     Property operating expenses increased to $1,313,418 and $2,130,876 for the three and six months ended June 30, 1997 compared to $886,973 and $1,927,834 for the corresponding periods in 1996. The increases for both periods are the result of the accrual of personal property taxes, offset by lower common area maintenance expenses, which are charged back to tenants, and a reduction in bad debt expense related to the tenants that have filed for bankruptcy protection.

     In accordance with the Partnership's efforts to market and sell the Mall explained under 'Liquidity and Capital Resources,' the Partnership suspended depreciation and amortization in accordance with the Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.' As a result, depreciation and amortization decreased for the three and six months ended June 30, 1997 in comparison with the same periods in 1996.

     General and administrative expenses for the three and six months ended June 30, 1997 were $78,031 and $146,024, respectively, compared to $69,558 and $114,114 for the same periods in 1996. During the 1997 periods, certain expenses incurred by the General Partner, its affiliates, and an unaffiliated third party service provider in servicing the Partnership, which were voluntarily absorbed by affiliates of the General Partner in prior periods, were reimbursed to the General Partner and its affiliates.

     Total Mall tenant sales (exclusive of anchor tenants) were $24,550,000 for the five months ended May 31, 1997, compared to $24,546,000 for the same period in 1996. Sales for tenants (exclusive of anchor tenants) which operated at the Mall for each of the last two years were $23,207,000 and $23,185,000, respectively. As of June 30, 1997, the Mall was 89% occupied, excluding anchor tenants and office space, compared to 93% at June 30, 1996.

PROXY                  EASTPOINT MALL LIMITED PARTNERSHIP                  PROXY
                      SPECIAL MEETING OF LIMITED PARTNERS
                        TO BE HELD ON NOVEMBER 28, 1997
                THIS PROXY IS SOLICITED BY EASTERN AVENUE INC.,
           THE GENERAL PARTNER OF EASTPOINT MALL LIMITED PARTNERSHIP,
                ON BEHALF OF EASTPOINT MALL LIMITED PARTNERSHIP



    The undersigned hereby appoints Joan B. Berkowitz and Robert J. Hellman, or either of them, as Proxies, each with full power of substitution, and hereby authorizes either of them to represent and to vote, as designated below, all units of limited partnership interest ('Units') of Eastpoint Mall Limited Partnership, a Delaware limited partnership (the 'Partnership'), that the undersigned is entitled to vote if personally present at the Special Meeting of Limited Partners of the Partnership to be held on November 28, 1997, at 9:00 a.m. (New York time), at the offices of the Partnership, 3 World Financial Center, 26th Floor, New York, New York 10285-2900, and at any adjournment(s) or postponement(s) thereof.


    THE GENERAL PARTNER RECOMMENDS THAT THE LIMITED PARTNERS VOTE 'FOR' THE PROPOSAL.

The Proposal to authorize is:

    Approval of the sale of the Partnership's general partnership interest in Eastpoint Partners, L.P., a New York limited partnership, to Shopco Advisory Corp., a New York corporation, or its assignees.

                      / / FOR   / / AGAINST   / / ABSTAIN

    Either proxy is authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof in accordance with the judgment of the proxy so voting.

                                     (Continued, and to be signed on other side)

(Continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED LIMITED PARTNER. IF NO DIRECTION IS MADE ON THIS CARD, THIS PROXY WILL BE VOTED 'FOR' THE PROPOSAL.


    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED PRE-PAID ENVELOPE OR DELIVER TO: MacKenzie Partners, Inc., 156 Fifth Avenue, 13th Floor, New York, New York 10010. If you have any questions, please call toll-free (800) 322-2885 or (212) 929-5000 (collect). Facsimile copies of this Proxy, properly completed and duly executed, will be accepted at (212) 929-0308,
Attention: Robert Marese.



                                                   Please sign exactly as name
                                                   appears hereon. When
                                                   interests are held by joint
                                                   owners, both should sign.
                                                   When signing as an attorney,
                                                   executor, administrator,
                                                   trustee or guardian, please
                                                   give full title as such. If a
                                                   corporation, please sign in
                                                   the corporate name by the
                                                   president or other authorized
                                                   officer. If a partnership,
                                                   please sign in partnership
                                                   name by an authorized person.


                                                   DATED:                 ,1997
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                                                             SIGNATURE

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                                                     SIGNATURE IF HELD JOINTLY

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